Exhibit 3.1

EXECUTION VERSION

AMENDED AND RESTATED MOTORS LIQUIDATION COMPANY

GUC TRUST AGREEMENT

This AMENDED AND RESTATED MOTORS LIQUIDATION COMPANY GUC TRUST AGREEMENT, dated as of June 11, 2012 (as it may be amended from time to time, this “Trust Agreement”), by and among Wilmington Trust Company, as trust administrator and trustee (together with any successor appointed under the terms hereof, the “GUC Trust Administrator”) of the Motors Liquidation Company GUC Trust (the “GUC Trust”) for the benefit of the general unsecured creditors of the Debtors (as defined below), and FTI Consulting, Inc., as trust monitor (together with any successor appointed under the terms hereof, the “GUC Trust Monitor”) of the GUC Trust, amends and restates in its entirety the Second Amended Trust Agreement (as defined below). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Debtors’ Second Amended Joint Chapter 11 Plan of liquidation pursuant to chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”) dated March 18, 2011, as confirmed (including all exhibits thereto, as the same may be further amended, modified, or supplemented from time to time, the “Plan”).

W I T N E S S E T H:

WHEREAS, the GUC Trust Administrator and the GUC Trust Monitor are party to the Motors Liquidation Company GUC Trust Agreement, dated as of March 30, 2011, by and among Motors Liquidation Company (“MLC”), MLC of Harlem, Inc., MLCS, LLC, MLCS Distribution Corporation, Remediation and Liability Management Company, Inc., and Environmental Corporate Remediation Company, Inc. (collectively, the “Debtors”), as debtors and debtors-in-possession, Wilmington Trust Company, as GUC Trust Administrator, and FTI Consulting, Inc., as GUC Trust Monitor (the “Original Trust Agreement”); and

WHEREAS, the Original Trust Agreement was amended pursuant to that certain amendment dated as of July 8, 2011 by and between the Debtors, the GUC Trust Administrator and the GUC Trust Monitor (the “First Amendment,” and the Original Trust Agreement as amended, the “First Amended Trust Agreement”), and such First Amendment was approved by the Bankruptcy Court (as defined below) on July 6, 2011; and

WHEREAS, each of the Debtors has, on or prior to December 15, 2011, ceased to operate and dissolved; and

WHEREAS, the First Amended Trust Agreement was amended pursuant to that certain second amendment, dated as of January 3, 2012 by and between the GUC Trust Administrator and the GUC Trust Monitor (the “Second Amendment,” and the First Amended Trust Agreement as amended, the “Second Amended Trust Agreement”), and such Second Amendment, because it served to rectify a defective and inconsistent provision of the First Amended Trust Agreement did not require the approval of the Bankruptcy Court; and

WHEREAS, the Second Amended Trust Agreement contemplates that the GUC Trust may issue Units (as defined below) in global form, provided that (i) the GUC Trust receives a favorable ruling from the Division of Corporation Finance of the SEC (as defined below), in a form acceptable to the GUC Trust Administrator in its sole discretion, which provides that, among other matters, the Division of Corporation Finance of the SEC would not recommend enforcement action if such Units are not registered under Section 12(g) of the Securities Exchange Act of 1934, and (ii) in addition to such favorable ruling from the Division of Corporation Finance of the SEC, the Divisions of Investment Management and Trading and Markets of the SEC formally or informally communicate that they have no objection to the issuance of Units and the establishment of the GUC Trust (collectively, the “No-Action Relief”); and

WHEREAS, on May 23, 2012 the GUC Trust received the No-Action Relief and the GUC Trust is prepared to issue Units in global form; and

WHEREAS, the definition of “Excess Distribution Record Date” as contained in the Second Amended Trust Agreement, following the receipt of the No-Action Relief, is defective in that the record date for distributions to holders of Units does not conform to certain regulatory requirements which may be applicable to the Units following their issuance in global form; and

WHEREAS, Section 3.4(a) and Section 5.6(b) of the Second Amended Trust Agreement, following the receipt of the No-Action Relief, are defective in that participants of DTC (as defined below) may round or sell fractional Units and/or fractional New GM Securities (as defined below) in accordance with their own client policies and procedures, which policies and procedures may conflict with the procedures governing fractional Units and fractional New GM Securities as set forth herein; and

WHEREAS, Section 5.4(b) of the Second Amended Trust Agreement is defective in that it fails to take into account all factors which may impact assets available for distribution in respect of the Units and, if not corrected, may impact the pro rata receipt of GUC Trust Distributable Assets (as defined below) in respect of the Units; and

WHEREAS, it is the intent of the parties hereto that this Trust Agreement amends and restates in its entirety the Second Amended Trust Agreement; and

WHEREAS, pursuant to Section 13.13(a) of the Second Amended Trust Agreement, the GUC Trust Administrator, with the approval of the GUC Trust Monitor, may amend the Second Amended Trust Agreement without notice to or consent of the Bankruptcy Court or any GUC Trust Beneficiary (as defined below) for the purpose of (in pertinent part) curing any inconsistency or correcting any defective provision; and

WHEREAS, the GUC Trust Monitor has approved this amendment and restatement of the Second Amended Trust Agreement as evidenced by its signature below; and

WHEREAS, this Trust Agreement, as it amends and restates the Second Amended Trust Agreement, shall become effective upon execution by the appropriate signatories to this amended and restated Trust Agreement.

NOW, THEREFORE, in accordance with Section 13.13(a) of the Second Amended Trust Agreement, the Second Amended Trust Agreement is hereby amended and restated as follows:

Background

A. Beginning on June 1, 2009, the Debtors filed in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) voluntary petitions for relief under chapter 11 of Title 11 of the Bankruptcy Code (the “Chapter 11 Cases”).

B. On or about August 31, 2010, the Debtors filed their Plan and Disclosure Statement in the Bankruptcy Court. The Debtors filed an amended Plan and Disclosure Statement on December 7, 2010. The Debtors filed a second amended Plan on March 18, 2011.

C. The Disclosure Statement was approved by the Bankruptcy Court on December 8, 2010.

D. On or about March 29, 2011, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan.

E. The Plan provides for the creation of the GUC Trust as a post-confirmation successor to MLC within the meaning of Section 1145(a) of the Bankruptcy Code, to hold and administer:

(i) the common stock of General Motors Company (“New GM Common Stock”) to be contributed to the GUC Trust under the Plan, including (x) any dividends declared thereon in the form of New GM Common Stock, whether prior to or on or after the Effective Date, (y) any additional shares of New GM Common Stock (the “Additional Shares”) to be issued in respect of General Unsecured Claims pursuant to the MSPA, together with any dividends declared thereon in the form of New GM Common Stock, whether prior to or on or after the Effective Date, and (z) any capital stock or other property or assets into which such New GM Common Stock may be converted or for which it may be exchanged (including by way of recapitalization, merger, consolidation, reorganization or otherwise) (the “GUC Trust Common Stock Assets”);

(ii) the two series of warrants, each entitling the holder to acquire one share of New GM Common Stock, one series with an exercise price of $10.00 per share (subject to adjustment) and an expiration date of July 10, 2016 (the “New GM $10.00 Warrants”) and the other with an exercise price of $18.33 per share (subject to adjustment) and an expiration date of July 10, 2019, (the “New GM $18.33 Warrants” and together with the New GM $10.00 Warrants, the “New GM Warrants” and, together with the New GM Common Stock, the “New GM Securities”) to be contributed to the GUC Trust under the Plan, as such warrants may from time to time be modified or adjusted in accordance with their terms (the “GUC Trust Warrant Assets” and, together with the GUC Trust Common Stock Assets, the “GUC Trust Securities Assets”);

(iii) any dividends on the GUC Trust Common Stock Assets, whether in the form of Cash, securities or other property other than New GM Common Stock, declared prior to the Effective Date (the “Initial GUC Trust Dividend Assets”) and any such dividends, including New GM Common Stock, declared on or after the Effective Date (the “Subsequent GUC Trust Dividend Assets,” and, together with the Initial GUC Trust Dividend Assets, “GUC Trust Dividend Assets”);

(iv) Cash proceeds from the sale of fractional New GM Securities sold pursuant to Section 5.6 (the “Fractional Share Proceeds”);

(v) any Cash proceeds from the sale of New GM Securities, from the sale of expiring New GM Warrants or otherwise, but excluding Fractional Share Proceeds and excluding Cash proceeds constituting Other GUC Trust Administrative Cash (the “GUC Trust Distributable Cash” and, collectively with the GUC Trust Dividend Assets and the GUC Trust Securities Assets, the “GUC Trust Distributable Assets”);

(vi) Cash for purposes of funding the administrative expenses of the GUC Trust, contributed to the GUC Trust from MLC on or about the Effective Date in accordance with the terms of the Plan (the “Wind-Down Budget Cash”); and

(vii) other sources of Cash (other than the Residual Wind-Down assets) for the purposes of funding the administrative expenses of the GUC Trust, including (i) Cash obtained upon the sale or pledge, in whole or in part, of GUC Trust Distributable Assets reserved in the Additional Holdback, Reporting and Transfer Holdback and Protective Holdback and Taxes on Distribution Holdback pursuant to Sections 6.1(b), (c), (d), and (e), (ii) Cash received from the Debtors pursuant to Section 2.3(e) or (f) hereof, or (iii) Cash (other than GUC Trust Distributable Cash) otherwise obtained by the GUC Trust on or following the Effective Date (the “Other GUC Trust Administrative Cash” and together with the Wind-Down Budget Cash, the “GUC Trust Administrative Cash”),

(collectively, the “GUC Trust Assets”) and distribute the GUC Trust Distributable Assets to the GUC Trust Beneficiaries (as hereafter defined), in accordance with the terms of the Plan, the Confirmation Order and this Trust Agreement.

F. The GUC Trust is being created on behalf of, and for the benefit of, (i) the holders of General Unsecured Claims against the Debtors that are allowed as of the Initial Distribution Record Date (the “Initial Allowed General Unsecured Claims”) and (ii) (a) the holders of General Unsecured Claims against the Debtors that are Disputed (“Disputed General Unsecured Claims”) as of the Initial Distribution Record Date and that are allowed after the Initial Distribution Record Date in accordance with the claims resolution procedures administered under the Plan (to the extent so resolved); (b) the holders of the Term Loan Avoidance Action Claims, to the extent and in the amount collected by the Debtors or the Avoidance Action Trust against the respective defendants (including by way of settlement) in the underlying litigation; and (c) the holders of the Other Avoidance Action Claims, to the extent and in the amount collected against the respective defendants (including by way of settlement) in the underlying litigations (collectively, the “Resolved Allowed General Unsecured Claims” and, together with the Initial Allowed General Unsecured Claims, the “Allowed General Unsecured Claims”). The holders of Allowed General Unsecured Claims, and any holders of Units acquired, directly or indirectly, by transfer from holders of Allowed General Unsecured Claims, in their capacities as beneficiaries of the GUC Trust, are sometimes referred to as the “GUC Trust Beneficiaries.”

G. The GUC Trust Administrator shall have all powers necessary to implement the provisions of this Trust Agreement and administer the GUC Trust, including the power to: (i) prosecute for the benefit of the GUC Trust Beneficiaries, through counsel and other professionals selected by the GUC Trust Administrator, any causes of action that may from time to time be held by the GUC Trust, (ii) resolve Disputed General Unsecured Claims against the Debtors; (iii) preserve and maintain the GUC Trust Assets; (iv) distribute the GUC Trust Distributable Assets to the GUC Trust Beneficiaries in accordance with the Plan, the Confirmation Order and this Trust Agreement; (v) expend the GUC Trust Administrative Cash to cover fees and expenses of the GUC Trust; (vi) reserve and/or sell New GM Securities and convert the proceeds to Other GUC Trust Administrative Cash; and (vii) otherwise perform the functions and take the actions provided for in this Trust Agreement or permitted in the Plan and/or the Confirmation Order, or in any other agreement executed pursuant to the Plan, in each case subject to the provisions of Articles VI, VIII and XI hereof regarding the rights and powers of the GUC Trust Monitor and, to the extent so provided, the approval of the Bankruptcy Court.

H. The GUC Trust is subject to the continuing jurisdiction of the Bankruptcy Court, whose approval is required to pay or distribute money or property to, or on behalf of, a GUC Trust Beneficiary, except as expressly provided in this Trust Agreement.

I. The GUC Trust is intended to qualify as a “disputed ownership fund” under Treasury Regulations section 1.468B-9.

J. The GUC Trust shall be responsible for administering the wind-down of the affairs of the Debtors.

K. If the Residual Wind-Down Assets are transferred to the GUC Trust, the GUC Trust Administrator shall be responsible for administering and distributing any Residual Wind-Down Assets transferred to the GUC Trust pursuant to the Plan, in each case subject to Section 6.13 and 8.1(c) of this Trust Agreement.

Agreement

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein the GUC Trust Administrator and the GUC Trust Monitor agree as follows:

ARTICLE I

DEFINED TERMS

1.1. Definitions. Whenever used in this Trust Agreement, unless the context otherwise requires, the following words and phrases shall have the respective meanings ascribed to them as follows:

(a) “Additional Holdback” has the meaning set forth in Section 6.1(b).

(b) “Additional Shares” has the meaning set forth in Background paragraph E(i).

(c) “Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Aggregate Maximum Amount” means the sum of the Maximum Amounts of all Disputed General Unsecured Claims, Unresolved Term Loan Avoidance Action Claims and Unresolved Other Avoidance Action Claims.

(e) “Allowed General Unsecured Claims” has the meaning set forth in Background paragraph (F).

(f) “Bankruptcy Code” has the meaning set forth in the preamble to this Trust Agreement.

(g) “Bankruptcy Court” has the meaning set forth in Background paragraph A.

(h) “Budget” shall have the meaning set forth in Section 6.4 of this Trust Agreement.

(i) “calendar quarter” means the relevant three-month period ending on the last day of March, June, September or December, as applicable, of each calendar year; provided, however, that if the Effective Date is not the first day of such a three-month period, the first calendar quarter, as used in this Trust Agreement, shall be deemed to include the relevant three-month period which includes the Effective Date (but only the portion of such period which begins on the Effective Date) as well as the next succeeding three month period, and the second calendar quarter, as used in this Trust Agreement, shall be the calendar quarter following immediately thereafter.

(j) “Certificate of Trust” means the certificate of trust of the GUC Trust as required by Section 3810 of the Delaware Act.

(k) “Chapter 11 Cases” has the meaning set forth in Background paragraph A.

(l) “Claim Conflict Resolution” has the meaning set forth in Section 3.7.

(m) “Confidential Party” has the meaning set forth in Section 13.12.

(n) “Confirmation Order” has the meaning set forth in Background paragraph D.

(o) “Current Total Amount” means as of a given date, the sum of (A) the Total Allowed Amount as of such date and (B) the Aggregate Maximum Amount as of such date.

(p) “Debtors” has the meaning set forth in the preamble to this Trust Agreement.

(q) “Delaware Act” means the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq.

(r) “DIP Lenders” means the U.S. Treasury and EDC, as lenders under the DIP Credit Agreement.

(s) “Distribution Date” means the date of any distribution made by the GUC Trust Administrator to the GUC Trust Beneficiaries pursuant to this Trust Agreement, whether on account of either or both of Allowed General Unsecured Claims or Units.

(t) “Distribution Record Date” means the Confirmation Date.

(u) “Distribution Threshold” means an amount of Excess GUC Trust Distributable Assets equal to: (i) with respect to New GM Common Stock, 1 million shares of New GM Common Stock, (ii) with respect to the New GM $10.00 Warrants, warrants to acquire 909,091 shares of New GM Common Stock (subject to customary adjustment), (iii) with respect to the New GM $18.33 Warrants, warrants to acquire 909,091 shares of New GM Common Stock (subject to customary adjustment), (iv) with respect to Cash, $5 million, and (v) with respect to any other GUC Trust Distributable Assets, an amount determined by the GUC Trust Administrator and approved by the GUC Trust Monitor.

(v) “DTC” means The Depository Trust Company.

(w) “Excess Distribution Record Date” means, with respect to any given calendar quarter other than the first calendar quarter, (i) if the Units are not freely negotiable and transferable pursuant to Section 3.6 of this Trust Agreement, then the first date of such calendar quarter, which date shall constitute the record date for distributions pursuant to Section 5.4 hereof, or (ii) if the Units are freely negotiable and transferable pursuant to Section 3.6 of this Trust Agreement, then a date as selected by the GUC Trust Administrator, which date shall be no later than the forty-fifth calendar day of such calendar quarter, which date shall constitute the record date for distributions pursuant to Section 5.4 hereof.

(x) “Excess GUC Trust Distributable Assets” means (i) the amount of the GUC Trust Distributable Assets held by the GUC Trust, or the Debtors, as applicable (after providing for all distributions then required to be made in respect of Resolved Allowed General Unsecured Claims), minus (ii) the amount of the GUC Trust Distributable Assets (A) necessary for the satisfaction of Claims in the amount of the Aggregate Maximum Amount pursuant to Section 5.3(a)(i), (B) comprising the

Additional Holdback, the Reporting and Transfer Holdback, the Protective Holdback and the Taxes on Distribution Holdback pursuant to Sections 6.1(b), (c), (d) and (e), and (C) remaining, if any, to be sold by the Debtors pursuant to Section 2.3(e) hereof.

(y) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

(z) “External Distribution Account” has the meaning set forth in Section 3.3(c).

(aa) “Fair Market Value” means, with respect to the New GM Securities on any given date, the closing price of the New GM Securities on the national securities exchange on which such New GM Securities trade on that date or, in the event that the New GM Securities are not traded on that date, the closing price on the immediately preceding trading date. If any of the New GM Securities are not traded on a national securities exchange, then “Fair Market Value” means, with respect to the New GM Securities on any given date, the fair market value of the New GM Securities as determined by the GUC Trust Administrator in good faith, and with the approval of the GUC Trust Monitor.

(bb) “First Amended Trust Agreement” has the meaning set forth in the preamble to this Trust Agreement.

(cc) “First Amendment” has the meaning set forth in the preamble to this Trust Agreement.

(dd) “Fractional Share Proceeds” has the meaning set forth in Background paragraph E(iv).

(ee) “Global Unit Certificate” has the meaning set forth in Section 3.5(b).

(ff) “GUC Trust” has the meaning set forth in the preamble to this Trust Agreement.

(gg) “GUC Trust Administrative Cash” has the meaning set forth in Background paragraph (E)(vii).

(hh) “GUC Trust Administrator” has the meaning set forth in the preamble to this Trust Agreement.

(ii) “GUC Trust Administrator Parties” means the GUC Trust Administrator and its principals, directors, officers, employees, agents, representatives, attorneys, accountants, advisors and other professionals (including the Trust Professionals).

(jj) “GUC Trust Assets” has the meaning set forth in Background paragraph (E).

(kk) “GUC Trust Beneficiaries” has the meaning set forth in Background paragraph (F).

(ll) “GUC Trust Cash” means Cash or cash equivalents included in the GUC Trust Assets, including but not limited to any GUC Trust Administrative Cash, Fractional Share Proceeds, and GUC Trust Distributable Cash, plus any Cash or cash equivalents included in the Residual Wind-Down Assets.

(mm) “GUC Trust Common Stock Assets” has the meaning set forth in Background paragraph (E)(i).

(nn) “GUC Trust Distributable Assets” has the meaning set forth in Background paragraph (E)(v)

(oo) “GUC Trust Distributable Cash” has the meaning set forth in Background paragraph (E)(v).

(pp) “GUC Trust Dividend Assets” has the meaning set forth in Background paragraph (E)(iii).

(qq) “GUC Trust Funding Date” has the meaning set forth in Section 2.3(a).

(rr) “GUC Trust Monitor” has the meaning set forth in the preamble to this Trust Agreement.

(ss) “GUC Trust Monitor Parties” means the GUC Trust Monitor and its principals, directors, officers, employees, agents, representatives, attorneys, accountants, advisors and other professionals.

(tt) “GUC Trust Reports” means reports prepared by the GUC Trust Administrator each calendar quarter, as provided in Section 6.2.

(uu) “GUC Trust Securities Assets” has the meaning set forth in Background paragraph (E)(ii).

(vv) “GUC Trust Warrant Assets” has the meaning set forth in Background paragraph (E)(ii).

(ww) “Holdback” has the meaning set forth in Section 2.6(d) of this Trust Agreement.

(xx) “Incompetency” means, with respect to any Person, the incompetency of such Person if such Person is a natural person.

(yy) “Initial Allowed General Unsecured Claims” has the meaning set forth in Background paragraph (F).

(zz) “Initial Distribution Record Date” means the Effective Date.

(aaa) “Initial GUC Trust Dividend Assets” has the meaning set forth in Background paragraph (E)(iii).

(bbb) “IRS” means the Internal Revenue Service.

(ccc) “Maximum Amount” means,

(A) with respect to any Disputed General Unsecured Claim, (x) the amount agreed to by the Debtors and/or the GUC Trust Administrator and the holder of such claim (which shall include any agreed capped amount pursuant to the ADR Procedures approved by the Bankruptcy Court); (y) the amount, if any, estimated or determined by the Bankruptcy Court in accordance with Bankruptcy Code Section 502(c); or (z) absent any such agreement, estimation or determination, the liquidated amount set forth in the proof of claim filed by the holder of such claim, or in the case of unliquidated claims, the amount estimated by the Debtors and/or the GUC Trust Administrator with the approval of the GUC Trust Monitor, and after final resolution of such Disputed General Unsecured Claim or dismissal of such Disputed General Unsecured Claim by Final Order, zero;

(B) with respect to any Unresolved Term Loan Avoidance Action Claim, (i) an amount equal to the maximum amount that the plaintiff is seeking to recover with respect to such Unresolved Term Loan Avoidance Action Claim (which shall be initially equal to $1.5 billion for all Unresolved Term Loan Avoidance Action Claims in the aggregate) and (ii) upon dismissal of the Term Loan Avoidance Action by Final Order or if such claim ceases to be an Unresolved Term Loan Avoidance Action Claim, an amount equal to zero; and

(C) with respect to any Unresolved Other Avoidance Action Claim, (x) if, on the date as of which the Maximum Amount is being measured, the respective Avoidance Action has not been commenced and/or identified in writing to the GUC Trust Administrator as potentially forthcoming by the proposed plaintiffs, an amount equal to zero, or (y) if, on the date as of which the Maximum Amount is being measured, such Avoidance Action has been commenced and/or identified in writing to the GUC Trust Administrator as potentially forthcoming by the proposed plaintiffs, (i) an amount estimated by the GUC Trust Administrator, with the approval of the GUC Trust Monitor, equal to the maximum amount reasonably recoverable by the plaintiffs with respect to such Unresolved Other Avoidance Action Claim and (ii) upon dismissal of such Avoidance Action by Final Order in its entirety against such defendant or if such claim ceases to be an Unresolved Other Avoidance Action Claim, an amount equal to zero.

(ddd) “MLC” has the meaning set forth in the preamble to this Trust Agreement.

(eee) “New GM $10.00 Warrant” has the meaning set forth in Background paragraph E(ii).

(fff) “New GM $18.33 Warrant” has the meaning set forth in Background paragraph E(ii).

(ggg) “New GM Common Stock” has the meaning set forth in Background paragraph (E)(i).

(hhh) “New GM Securities” has the meaning set forth in Background paragraph E(ii).

(iii) “New GM Warrants” has the meaning set forth in Background paragraph (E)(ii).

(jjj) “No-Action Relief” has the meaning set forth in the preamble to this Trust Agreement.

(kkk) “Original Trust Agreement” has the meaning set forth in the preamble to this Trust Agreement.

(lll) “Other Avoidance Action Claims” means the additional General Unsecured Claims that have arisen as a result of recovery of proceeds of the Avoidance Actions other than the Term Loan Avoidance Action (and any related unsecured claims).

(mmm) “Other GUC Trust Administrative Cash” has the meaning set forth in Background paragraph (E)(vii).

(nnn) “Permissible Investments” means investments in any of the following:

(i) Marketable securities issued by the U.S. Government and supported by the full faith and credit of the U.S. Treasury, either by statute or an opinion of the Attorney General of the United States;

(ii) Marketable debt securities, rated Aaa by Moody’s and/or AAA by S&P, issued by U. S. Government-sponsored enterprises, U. S. Federal agencies, U. S. Federal financing banks, and international institutions whose capital stock has been subscribed for by the United States;

(iii) Certificates of deposit, time deposits, and bankers acceptances of any bank or trust company incorporated under the laws of the United States or any state, provided that, at the date of acquisition, such investment, and/or the commercial paper or other short term debt obligation of such bank or trust company has a short-term credit rating or ratings from Moody’s and/or S&P, each at least P-1 or A-1;

(iv) Commercial paper of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition is rated by Moody’s and/or S&P, provided each such credit rating is least P-1 and/or A-1;

(v) Money market mutual funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 and that at the time of such investment are rated Aaa by Moody’s and/or AAAm by S&P, including such funds for which the GUC Trust Administrator or an Affiliate provides investment advice or other services;

(vi) Tax-exempt variable rate commercial paper, tax-exempt adjustable rate option tender bonds, and other tax-exempt bonds or notes issued by municipalities in the United States, having a short-term rating of “MIG-1” or “VMIG-1” or a long term rating of “AA” (Moody’s), or a short-term rating of “A-1” or a long term rating of “AA” (S&P); and

(vii) Repurchase obligations with a term of not more than thirty days, 102 percent collateralized, for underlying securities of the types described in clauses (i) and (ii) above, entered into with any bank or trust company or its respective affiliate meeting the requirements specified in clause (iii) above.

(ooo) “Plan” has the meaning set forth in the preamble to this Trust Agreement.

(ppp) “Protective Holdback” has the meaning set forth in Section 6.1(d).

(qqq) “Reporting and Transfer Costs” means any fees, costs or expenses incurred by

(i) the GUC Trust that are directly or indirectly related to (x) reports required to be filed by the GUC Trust with the SEC pursuant to Section 6.3 of this Trust Agreement or otherwise pursuant to applicable rules, regulations and interpretations of the SEC (including, without limitation, any legal, accounting or registration fees, costs and expenses incurred by the GUC Trust with respect thereto), (y) the transfer, registration for transfer and certification of any Units (including, without limitation, the fees, costs and expenses of engaging a transfer agent) and (z) pursuant to Section 7.1 hereof, the application to the IRS for a private letter ruling regarding the tax treatment of the GUC Trust and the holders of General Unsecured Claims with respect to the distribution of New GM Securities; provided that, for the avoidance of doubt, notwithstanding any other provision of this Trust Agreement, the fees, costs and expenses that the GUC Trust would be required to incur even in the absence of the provisions of Sections 3.5(b) and 6.3 of this Trust Agreement (including, without limitation, any fees, costs or expenses incurred pursuant to Section 6.2 of this Trust Agreement) shall be included in the Budget and shall not be deemed Reporting and Transfer Costs; and

(ii) the Creditors’ Committee (x) as named plaintiff in the Term Loan Avoidance Action, to the extent not constituting actual litigation expenses or otherwise payable from the Avoidance Action Trust Administrative Cash, and (y) with respect to the settlement or determination by Final Order of the proper Term Loan Avoidance Action Beneficiaries (including through any appeals).

(rrr) “Reporting and Transfer Holdback” has the meaning set forth in Section 6.1(c).

(sss) “Residual Wind-Down Claims” means the Administrative Expenses (but not including DIP Credit Agreement Claims and any claims related thereto), Priority Tax Claims, Priority Non-Tax Claims, and Secured Claims (in each case whether Allowed or Disputed) remaining at such time as the Residual Wind-Down Assets are transferred to the GUC Trust pursuant to Section 2.7 of this Trust Agreement.

(ttt) “Residual Wind-Down Expenses” has the meaning set forth in Section 6.13.

(uuu) “Resolved Allowed General Unsecured Claims” has the meaning set forth in Background paragraph (F). For the avoidance of doubt, unless and until a Disputed General Unsecured Claim, Unresolved Term Loan Avoidance Action Claim or Unresolved Other Avoidance Action Claim becomes a Resolved Allowed General Unsecured Claim, there shall not be any distribution from the GUC Trust in respect of such claim.

(vvv) “SEC” means the Securities and Exchange Commission.

(www) “Second Amended Trust Agreement” has the meaning set forth in the preamble to this Trust Agreement.

(xxx) “Second Amendment” has the meaning set forth in the preamble to this Trust Agreement.

(yyy) “Secretary of State” means the Office of the Secretary of State of the State of Delaware.

(zzz) “Subsequent GUC Trust Dividend Assets” has the meaning set forth in Background paragraph (E)(iii).

(aaaa) “Tax Returns” means all tax returns, reports, certificates, forms or similar statements or documents.

(bbbb) “Taxes on Distribution” has the meaning set forth in Section 7.3.

(cccc) “Taxes on Distribution Holdback” has the meaning set forth in Section 6.1(e)(i).

(dddd) “Term Loan Avoidance Action Claims” means the additional General Unsecured Claims that have arisen as a result of recovery of proceeds of the Term Loan Avoidance Action (or any related unsecured claims).

(eeee) “Total Allowed Amount” means the sum of the amount of all Initial Allowed General Unsecured Claims plus the amount of all Resolved Allowed General Unsecured Claims.

(ffff) “Treasury Regulations” means the income tax regulations promulgated under the Tax Code, including any amended or successor income tax regulations thereto.

(gggg) “Trust Agreement” has the meaning specified in the preamble to this Trust Agreement.

(hhhh) “Trust Professionals” means, collectively, independent contractors, including attorneys, accountants, appraisers, disbursing agents or other parties deemed by the GUC Trust Administrator to have the qualifications necessary or desirable to assist in the proper administration of the GUC Trust and that are employed or retained by the GUC Trust in such capacities.

(iiii) “Trust Professional Maximum Amount” means the aggregate dollar amount allocated from the Wind-Down Budget Cash for each Indenture Trustee, Fiscal and Paying Agent and Trust Professional reflected on the Wind-Down Professional Fee Budget in the column labeled “Total.”

(jjjj) “Unit Issuance Ratio” means the ratio of one Unit for each $1,000 in amount of Allowed General Unsecured Claims.

(kkkk) “Units” means the units of beneficial interest issued by the GUC Trust to holders of Allowed General Unsecured Claims.

(llll) “Unresolved Other Avoidance Action Claim” means an Other Avoidance Action Claim that has not yet arisen because no determination (including by way of settlement) has been made in the respective Avoidance Action against the respective defendant who would be entitled to such claim in the event of such determination (or if a determination has been made against the defendant, the proceeds related to such resolution have not been recovered in full).

(mmmm) “Unresolved Term Loan Avoidance Action Claim” means a Term Loan Avoidance Action Claim that has not yet arisen because no determination (including by way of settlement) has been made in the Term Loan Avoidance Action against the respective defendant who would be entitled to such claim in the event of such determination (or if a determination has been made against the defendant, the proceeds related to such resolution have not been recovered in full).

(nnnn) “Wind-Down Budget Cash” has the meaning set forth in Background paragraph (E)(vi).

(oooo) “Wind-Down Professional Fee Budget” means the supporting schedule to Exhibit B of the Disclosure Statement, which provides the anticipated fees and expenses of the Indenture Trustees, Fiscal and Paying Agents and certain Trust Professionals on a per entity basis.

1.2. Meanings of Other Terms. Except where the context otherwise requires, words importing the masculine gender include the feminine and the neuter, if appropriate,

words importing the singular number shall include the plural number and vice versa and words importing persons shall include firms, associations, corporations and other entities. All references herein to Articles, Sections and other subdivisions, unless referring specifically to the Plan or provisions of the Bankruptcy Code, the Bankruptcy Rules, or other law, statute or regulation, refer to the corresponding Articles, Sections and other subdivisions of this Trust Agreement, and the words herein and words of similar import refer to this Trust Agreement as a whole and not to any particular Article, Section or subdivision of this Trust Agreement. The term “including” shall mean “including, without limitation.”

ARTICLE II

DECLARATION OF TRUST

2.1. Creation of Trust. The Debtors and the GUC Trust Administrator, pursuant to the Plan and the Confirmation Order and in accordance with the applicable provisions of chapter 11 of the Bankruptcy Code, hereby constitute and create the GUC Trust, in the form of a statutory trust under the Delaware Act, which shall bear the name “Motors Liquidation Company GUC Trust.” In connection with the exercise of the GUC Trust Administrator’s power hereunder, the GUC Trust Administrator may use this name or such variation thereof as the GUC Trust Administrator sees fit. The GUC Trust Administrator, as trustee of the GUC Trust, is hereby authorized and directed to execute and file a Certificate of Trust for the GUC Trust in the form attached hereto as Exhibit E.

2.2. Purpose of GUC Trust. The sole purpose of the GUC Trust is to implement the Plan on behalf, and for the benefit, of the GUC Trust Beneficiaries, to serve as a mechanism for distributing the GUC Trust Distributable Assets under the Plan and in accordance with Treasury Regulations section 1.468B-9, paying all expenses incident thereto (including with respect to the fees and expenses of the Trust Professionals and other professionals retained by the GUC Trust) and, following the dissolution of the Debtors, to wind-down the Debtors’ affairs, with no objective to engage in the conduct of a trade or business.

2.3. Transfer of GUC Trust Assets to the GUC Trust.

(a) On the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors shall transfer, pursuant to Bankruptcy Code Sections 1123(a)(5)(B) and 1123(b)(3)(B), and in accordance with the Plan and the Confirmation Order, the GUC Trust Assets (other than the New GM Securities and the Indenture Trustee/Fiscal and Paying Agent Reserve Cash) to the GUC Trust, free and clear of any and all liens, claims, encumbrances of all other entities to the maximum extent contemplated by and permissible under Bankruptcy Code Section 1141(c), on behalf of holders of General Unsecured Claims; provided, however that notwithstanding anything to the contrary in the Plan, Disclosure Statement, Confirmation Order, this Trust Agreement or any other agreement, the DIP Lenders shall maintain their liens on the Wind-Down Budget Cash, provided that for the avoidance of doubt, the DIP Lenders shall not demand acceleration of their liens on the Wind-Down Budget Cash except in accordance with the provisions of section 7.2 of the DIP Credit Agreement. After the Effective Date and from time to time thereafter through no later than December 15, 2011, and upon the written request of the GUC Trust Administrator specifying the number of New GM Securities to be transferred to the GUC Trust, the Debtors shall promptly transfer to the GUC Trust such New GM Securities and the corresponding GUC Trust Dividend Assets free and clear of all liens, claims, and encumbrances for the purposes of distributions pursuant to Sections 5.2, 5.3 or 5.4 hereof. All such New GM Securities transferred for purposes of distributions pursuant to Sections 5.2, 5.3 or 5.4 hereof shall be distributed by the GUC Trust to holders of Allowed General Unsecured Claims in accordance Sections 5.2, 5.3 and 5.4 hereof within thirty (30) days of the receipt thereof by the GUC Trust. On or after December 15, 2011, but by no later than December 29, 2011 (such date, the “GUC Trust Funding Date”), all remaining New GM Securities, Other GUC Trust Administrative Cash and other GUC Trust Assets held by the Debtors (including the Additional Shares) shall be transferred to the GUC Trust free and clear of all liens, claims, and encumbrances. To the extent that any such remaining New GM Securities so delivered would otherwise be distributed on the next Distribution Date because of Claims resolved (whether Allowed or disallowed) on or prior to the date such New GM Securities are received by the GUC Trust, such distribution shall be made no later than thirty (30) days after the receipt of such remaining New GM Securities by the GUC Trust. For the avoidance of doubt, (x) all references in this Trust Agreement to GUC Trust Distributable Assets held by or administered by the GUC Trust shall include all GUC Trust Distributable Assets (or the relevant subcategory thereof), whether held by the Debtors or by the GUC Trust, and (y) the New GM Securities necessary to satisfy the initial distribution on account of the Asbestos Trust Claim shall be reserved and distributed directly by the Debtors in accordance with the Plan and the proviso in Section 5.2(a) of this Trust Agreement. Such transfers shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax. The Debtors and their successors and assigns shall be released from any and all liability with respect to the transfer of the GUC Trust Assets to the GUC Trust as aforesaid. Nothing in this Trust Agreement is intended to, or shall be construed to, effect a release, extinguishment or compromise of any claim or cause of action transferred to the GUC Trust pursuant to this Trust Agreement. The GUC Trust Assets and all other property held from time to time by the GUC Trust under this Trust Agreement and any earnings (including interest) thereon are to be managed, applied and disposed of by the GUC Trust Administrator in accordance with the terms hereof, the Plan and the Confirmation Order for the benefit of the GUC Trust Beneficiaries, and for no other party, subject to the further covenants, conditions and terms hereinafter set forth, including the provisions of Sections 2.6 and 2.7 of this Trust Agreement.

(b) To the extent any GUC Trust Assets held by the Debtors cannot be transferred to the GUC Trust, because of a restriction on transferability under applicable non-bankruptcy law that is not superseded by Bankruptcy Code Section 1123 or any other provision of the Bankruptcy Code, such assets shall be retained by the Debtors. The proceeds of sale of any such assets retained by the Debtors shall be allocated to the GUC Trust pursuant to the Plan as if such transfer had not been restricted under applicable non-bankruptcy law. The GUC Trust Administrator may commence an action in the Bankruptcy Court to resolve any dispute regarding the allocation of the proceeds of any assets retained by the Debtors pursuant to the Plan and Confirmation Order.

(c) Within 3 Business Days of the entry of the Confirmation Order, the Debtors shall deliver to the GUC Trust (i) a complete list of all General Unsecured Claims, both Allowed and Disputed, reflected on the claims registry as of the Distribution Record Date, including the names and addresses of all holders of such General Unsecured Claims, whether such claims have been Allowed or are Disputed, and the details of all objections in respect of Disputed General Unsecured Claims, and (ii) a complete list of all known Avoidance Actions. Within 1 Business Day of the Effective Date, the Debtors shall deliver to the GUC Trust a list of any changes to the claims registry between the Distribution Record Date and the Effective Date.

(d) The GUC Trust Administrator shall take such action, when and as appropriate and in consultation with the GUC Trust Monitor, to determine whether the GUC Trust or the Debtors may be entitled pursuant to the MSPA to receive a distribution of Additional Shares (or any additional distribution of Additional Shares) as a result of the aggregate amount of Allowed General Unsecured Claims exceeding $35 billion, and, if the GUC Trust or the Debtors is so entitled, the GUC Trust Administrator or the Debtors, as applicable, shall take such steps as described in the MSPA to request the issuance of such Additional Shares by General Motors Company to the Debtors, or the GUC Trust, as applicable.

(e)

(i) On the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors shall sell from the GUC Trust Distributable Assets, in one or more transactions, an amount of GUC Trust Distributable Assets the Cash proceeds of which, net of any applicable costs, fees, expenses and taxes payable in respect thereof, shall approximate $5.75 million. Such sale shall (in the aggregate) be made, to the extent practicable, from each asset type in a proportion to the total amount of such asset type comprising the GUC Trust Distributable Assets on the Effective Date that shall be the same as nearly as possible for each asset type. Any Cash proceeds of such sale or sales shall be deemed Other GUC Trust Administrative Cash designated for the satisfaction of Reporting and Transfer Costs. From time to time after the Effective Date through December 15, 2011, upon the written request of the GUC Trust Administrator specifying the amount of Cash to be transferred to the GUC Trust from the proceeds of such sale or sales, the Debtors shall promptly transfer such Cash to the GUC Trust free and clear of all liens, claims, and encumbrances; provided that the GUC Trust Administrator shall only request the transfer of such proceeds for the purpose of satisfaction of Reporting and Transfer Costs reasonably expected by the GUC Trust Administrator to be incurred by the GUC Trust prior to December 15, 2011. Any of such proceeds as shall remain with the Debtors on December 15, 2011 shall be transferred to the GUC Trust as provided in Section 2.3(a).

(ii) Notwithstanding anything herein to the contrary, the Debtors shall transfer directly to the Avoidance Action Trust on the Avoidance Action Trust Transfer Date (but prior to any transfer of New GM Securities to the GUC Trust on such date) $500,000 in Cash, such amount reducing amounts otherwise designated as Other GUC Trust Administrative Cash for the satisfaction of Reporting and Transfer Costs, and not from the DIP Lenders’ Collateral. Such funds shall be held by the Avoidance Action Trust in a segregated account and shall be used solely for the satisfaction of fees, costs or expenses that are directly or indirectly related to reports that may be required to be filed by the Avoidance Action Trust with the SEC pursuant to applicable rules, regulations and interpretations of the SEC (including, without limitation, any legal, accounting or registration fees, costs and expenses incurred by the Avoidance Action Trust with respect thereto).

(f) From time to time after the Effective Date through December 15, 2011, upon the written request of the GUC Trust Administrator specifying the amount of Cash needed, the Debtors shall, in accordance with the provisions of Section 6.1 of this Trust Agreement, but only to the extent necessary to satisfy expenses reasonably expected by the GUC Trust Administrator to be incurred by the GUC Trust prior to December 15, 2011, sell New GM Securities (and transfer any corresponding GUC Trust Dividend Assets) pursuant to the liquidation of all or a portion of the Additional Holdback, the Reporting and Transfer Holdback, the Protective Holdback or the Taxes on Distribution Holdback. Any Cash proceeds of such a liquidation shall, in accordance with the provisions of Section 6.1 of this Trust Agreement, be deemed Other GUC Trust Administrative Cash designated for the satisfaction of the expenses for which the respective holdback was reserved and shall be promptly transferred by the Debtors to the GUC Trust free and clear of all liens, claims and encumbrances.

(g) To the extent that any governmental unit can demonstrate, to the satisfaction of the GUC Trust Administrator in its sole discretion, that such governmental unit is precluded by applicable law from accepting and owning New GM Securities, the GUC Trust Administrator may, but shall not be required to, at any time following the GUC Trust Funding Date, sell the New GM Securities that would otherwise be distributable to such governmental unit pursuant to Sections 5.2, 5.3 or 5.4 hereof free and clear of all liens, claims and encumbrances and distribute the proceeds of such sale net of any applicable costs, fees, expenses and taxes payable in respect thereof, to such governmental unit in lieu of any distribution of New GM Securities. Prior to December 15, 2011, any such sale shall be made by the Debtors at the request of the GUC Trust Administrator, and the Cash proceeds thereof (net of any applicable costs, fees, expenses and taxes payable in respect thereof) transferred to the GUC Trust free and clear of all liens, claims and encumbrances.

(h) On the GUC Trust Funding Date, the Debtors shall transfer to the GUC Trust, free and clear of all liens, claims and encumbrances, the Indenture Trustee/Fiscal and Paying Agent Reserve Cash. Upon such transfer, the Indenture Trustee/Fiscal and Paying Agent Reserve Cash shall be deemed Wind-Down Budget Cash; provided, however, for the avoidance of doubt, that the Indenture Trustee/Fiscal and Paying Agent Reserve Cash shall be used solely for the satisfaction of the costs, fees and expenses of Indenture Trustees and Fiscal and Paying Agents.

(i) Any sale of GUC Trust Securities Assets in accordance with this Section 2.3 shall be made in compliance with an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any equivalent securities law provisions under state law (it being understood that Section 1145 of the Bankruptcy Code is not available for such purposes).

2.4. Appointment and Acceptance of GUC Trust Administrator. The GUC Trust Administrator shall be deemed to be appointed pursuant to Bankruptcy Code Section 1123(b)(3)(B) and is hereby appointed trustee of the GUC Trust under the Delaware Act. The GUC Trust Administrator hereby accepts such appointments, including the trusteeship of the GUC Trust created by this Trust Agreement and the grant, assignment, transfer, conveyance and delivery by the Debtors to the GUC Trust Administrator, on behalf of the GUC Trust, and for the benefit, of the GUC Trust Beneficiaries, of all of their respective right, title and interest in the GUC Trust Distributable Assets, upon and subject to the terms and conditions set forth in the Plan, the Confirmation Order and this Trust Agreement. The GUC Trust Administrator’s powers are exercisable solely in a fiduciary capacity consistent with, and in furtherance of, the purpose of the GUC Trust and not otherwise, and in accordance with applicable law, including the Delaware Act. The GUC Trust Administrator shall have the authority to bind the GUC Trust within the limitations set forth herein, but shall for all purposes hereunder be acting in the capacity as GUC Trust Administrator, and not individually.

2.5. Distribution of GUC Trust Distributable Assets. The GUC Trust Administrator shall, in an expeditious but orderly manner and subject to the provisions of the Plan, the Confirmation Order and this Trust Agreement, make timely distributions of the GUC Trust Distributable Assets in accordance with the terms hereof and not unduly prolong the existence of the GUC Trust. The GUC Trust Administrator may incur and pay any reasonable and necessary expenses in connection with the administration of the GUC Trust, including the fees and expenses of the Trust Professionals, provided, however, that all such expenditures, solely to the extent that they are paid from the Wind-Down Budget Cash, shall be made in accordance with the Budget.

2.6. No Reversion to Debtors.

(a) In no event shall any part of the GUC Trust Assets revert to or be distributed to or for the benefit of any Debtor. Except as otherwise provided in this Trust Agreement, all GUC Trust Distributable Assets shall be applied to the satisfaction of Allowed General Unsecured Claims, including through distributions made in respect of the Units.

(b) To the extent that after satisfaction in full of all of the costs and expenses of the administration of the GUC Trust, after all Allowed General Unsecured Claims have been paid pursuant to the Plan, after satisfaction of all other obligations or liabilities of the GUC Trust (including without limitation distributing the Residual Wind-Down Assets to holders of Allowed Residual Wind-Down Claims, but not including the claims of the DIP Lenders) incurred or assumed in accordance with the Plan, Confirmation Order or this Trust Agreement, (or to which the GUC Trust Assets are otherwise subject), and after the affairs of the GUC Trust have been finally wound up and concluded in accordance with the provisions of Section 4.3 hereof and Section 3808 of the Delaware Act, there shall remain any Wind-Down Budget Cash or Residual Wind-Down Assets, the GUC Trust Administrator is authorized to and shall distribute any such remaining Wind-Down Budget Cash and Residual Wind-Down Assets to the DIP Lenders in accordance with the terms of the DIP Credit Agreement. To the extent any portion of such residue is not accepted by the respective DIP Lenders, the GUC Trust Administrator shall (i) be authorized to distribute up to $100,000 of such remaining Wind-Down Budget Cash or Residual Wind-Down Assets to an organization described in section 501(c)(3) of the Tax Code and exempt from U.S. federal income tax under section 501(a) of the Tax Code that is unrelated to the Debtors, the GUC Trust, the GUC Trust Administrator Parties or the GUC Trust Monitor Parties, or (ii) with respect to amounts in excess of $100,000, request an order of the Bankruptcy Court authorizing the GUC Trust Administrator to distribute any such remaining Wind-Down Budget Cash or Residual Wind-Down Assets to such an organization, or authorizing such other disposition as recommended by the GUC Trust Administrator and approved by the Bankruptcy Court.

(c) The GUC Trust agrees that all payments of Wind-Down Budget Cash to Trust Professionals shall be subject to the annual Budget and are further subject to the Wind-Down Professional Fee Budget, each in the manner set forth below. If the billings of a Trust Professional to be paid from Wind-Down Budget Cash have exceeded the amount allocated to it in the Budget (measured on an annual basis), such Trust Professional shall not be paid from the Wind-Down Budget Cash any amount greater than the amount allocated to it in the Budget for such period except with the written consent of the DIP Lenders, provided that if the DIP Lenders do not consent, the GUC Trust Administrator, in consultation with the GUC Trust Monitor may seek Bankruptcy Court approval to pay the Trust Professional from the Wind-Down Budget Cash an amount greater than the amount allocated in the Budget for such period. The GUC Trust Administrator may only request such Bankruptcy Court approval on the grounds that the DIP Lenders acted in bad faith in not consenting to authorize payment from Wind-Down Budget Cash to the Trust Professional in excess of the Budget. “Bad faith” shall not include, inter alia, a failure to permit payments outside the Budget for any rational business purpose. The Trust Administrator may utilize the Wind-Down Budget Cash to pay Trust Professionals, subject to the annual Budget as described herein, without regard to the Trust Professional Maximum Amount, provided, however, that if the billings of all Trust Professionals, in the aggregate, exceed the aggregate Trust Professional Maximum Amount allocated to all Trust Professionals in the Wind-Down Professional Fee Budget, the Wind-Down Budget Cash shall not be used to pay the Trust Professionals, in the aggregate, an amount in excess of the aggregate Trust Professional Maximum Amount.

(d) All payments of Wind-Down Budget Cash to Trust Professionals shall be subject to a holdback of 10 percent of the amount billed for each calendar year (the “Holdback”). If the billings of the Trust Professional do not exceed the amount allocated to such Trust Professional in the Budget for such calendar year, such Trust Professional shall receive any amounts actually owed but not yet paid for the calendar year from the Wind-Down Budget Cash in the amount of its Holdback, no less than 30 days after the end of the calendar year. If the billings of the Trust Professional exceed the amount allocated to it in the Budget for any calendar year, such Trust Professional shall not receive the Holdback for such calendar year until 30 days after the earlier of (x) the termination of such Trust Professional’s engagement by the GUC Trust or (y) the dissolution of the GUC Trust pursuant to Section 4.1 of this GUC Trust Agreement (which amount shall be payable from the Wind-Down Budget Cash to the extent such funds are available at that time, and otherwise from Other GUC Trust Administrative Cash).

(e) Any Wind-Down Budget Cash remaining upon the dissolution of the GUC Trust, including the aggregate unspent Trust Professional Maximum Amount, but excluding the Holdback, shall be returned to the DIP Lenders in accordance with Section 2.4 of the Plan. Notwithstanding the foregoing, a Trust Professional may receive payment for amounts in excess of the Budget from sources other than the Wind-Down Budget Cash in accordance with Section 6.1(d) of this Trust Agreement. For the avoidance of doubt, the Reporting and Transfer Costs shall not be set forth in the Budget and shall not be paid for with Wind-Down Budget Cash.

(f) The GUC Trust Administrator shall provide reports regarding the Residual Wind-Down Assets to the DIP Lenders as described in Section 6.2(e) of this Trust Agreement. The GUC Trust Administrator, the GUC Trust Monitor or the DIP Lenders may petition the Bankruptcy Court to resolve any disputes concerning the use of the Residual Wind-Down Assets, as contemplated herein.

(g) Notwithstanding the foregoing, any remaining unspent Other GUC Trust Administrative Cash, other than Other GUC Trust Administrative Cash received by the GUC Trust pursuant to Section 7.7(d) hereof, shall not be distributed to the DIP Lenders, but rather shall be distributed to holders of Allowed General Unsecured Claims or holders of Units, as the case may be, pursuant to Article V.

2.7. Dissolution of the Debtors. If any Residual Wind-Down Claims shall remain upon dissolution of the Debtors, which according to the Plan shall occur no later than December 15, 2011, then, on the GUC Trust Funding Date, the Debtors shall transfer to the GUC Trust (i) all remaining Residual Wind-Down Assets, free and clear of any and all liens, claims, encumbrances of all other entities to the maximum extent contemplated by and permissible under Bankruptcy Code Section 1141(c), and (ii) a complete list of all Residual Wind-Down-Claims, both Allowed and Disputed, reflected on the claims registry as of the date of transfer, including the names and addresses of all holders of such Residual Wind-Down Claims, whether such claims have been Allowed or are Disputed, and the details of all objections in respect of Disputed Residual Wind-Down Claims. In such case, after such transfer, the GUC Trust Administrator shall have the exclusive right to object to any remaining Residual Wind-Down Claims, and shall administer the resolution of all Residual Wind-Down Claims, all in accordance with the terms of the Plan, the Confirmation Order and Section 8.1(c) of this Trust Agreement; provided, however that notwithstanding anything to the contrary in the Plan, Disclosure Statement, Confirmation Order, this Trust Agreement or any other agreement, the DIP Lenders shall maintain their liens on the Residual Wind-Down Assets, provided that for the avoidance of doubt, the DIP Lenders shall not demand acceleration of their liens on the Residual Wind-Down Assets except in accordance with the provisions of section 7.2 of the DIP Credit Agreement.

ARTICLE III

GUC TRUST BENEFICIARIES; UNITS

3.1. Rights of Beneficiaries.

(a) Except as otherwise provided in this Trust Agreement, the GUC Trust Beneficiaries shall be the sole beneficiaries of the GUC Trust Distributable Assets and of the GUC Trust; the GUC Trust Administrator shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized in the Plan, the Confirmation Order and this Trust Agreement, including those powers set forth in Articles VI and VIII hereof.

(b) The beneficial interest of a GUC Trust Beneficiary in the GUC Trust is hereby declared and shall be in all respects and for all purposes intangible personal property.

(c) Except as expressly provided herein, a GUC Trust Beneficiary shall have no title or right to, or possession, management or control of, the GUC Trust, or the GUC Trust Assets, or to any right to demand a partition or division of such assets or to require an accounting of the GUC Trust Administrator or the GUC Trust Monitor. The whole legal title to the GUC Trust Assets shall be vested in the GUC Trust as a separate legal entity under the Delaware Act or, if necessary, in the GUC Trust Administrator on behalf of the GUC Trust, and the sole beneficial interest of the GUC Trust Beneficiaries shall be as set forth in this Trust Agreement.

3.2. Limited Liability. No provision of the Plan, the Confirmation Order or this Trust Agreement, and no mere enumeration herein of the rights or privileges of any GUC Trust Beneficiary, shall give rise to any liability of such GUC Trust Beneficiary solely in its capacity as such, whether such liability is asserted by any Debtor, by creditors or employees of any Debtor, or by any other Person. GUC Trust Beneficiaries are deemed to receive the GUC Trust Distributable Assets in accordance with the provisions of the Plan, the Confirmation Order and this Trust Agreement in exchange for their Allowed General Unsecured Claims or on account of their Units, as applicable, without further obligation or liability of any kind, but subject to the provisions of this Trust Agreement.

3.3. Manner of Receipt of Distributions

(a) Except with respect to holders of Note Claims and Eurobond Claims, in order to receive a distribution from the GUC Trust of New GM Common Stock, New GM Warrants or Units, holders of Allowed General Unsecured Claims must designate a direct or indirect participant in DTC with whom such holder has an account and take such other ministerial actions (i) as specifically identified on Exhibit B hereto, and (ii) as the GUC Trust Administrator shall from time to time reasonably require by written communication to the holders of Allowed General Unsecured Claims. With respect to holders of Note Claims and Eurobond Claims, if the Units are freely negotiable and transferable pursuant to Section 3.6 of this Trust Agreement, the GUC Trust shall issue such Units to holders of Note Claims and Eurobond Claims through the applicable Indenture Trustees and Fiscal and Paying Agents, who will in turn distribute the Units to such holders in accordance with the procedures of DTC and its participants. If the Units are not freely negotiable and transferable pursuant to Section 3.6 of this Trust Agreement, the GUC Trust shall issue the Units, as entries on GUC Trust Administrator’s books and records in accordance with Section 3.5(a) hereof, to the applicable Indenture Trustees and Fiscal and Paying Agents for the benefit of holders of Note Claims and Eurobond Claims. Any New GM Securities distributed to the applicable Indenture Trustees and Fiscal and Paying Agents on account of such Units shall in turn be distributed by such Indenture Trustees and Fiscal and Paying Agents to the holders of Note Claims and Eurobond Claims in accordance with the procedures of DTC and its participants. Notwithstanding the foregoing, a holder of Note Claims or Eurobond Claims who holds such Claims in certificated form shall not be treated as a holder of Note Claims or Eurobond Claims for purposes of this Section 3.3.

(b) If and for so long as a holder of an Allowed General Unsecured Claim (other than the holders of Note Claims and Eurobond Claims) does not designate a direct or indirect participant in DTC and take such other actions required by Section 3.3(a), the GUC Trust Administrator, or the Debtors, as applicable, shall, except as otherwise provided by this Section 3.3, hold the New GM Common Stock, New GM Warrants and Units such holder is otherwise entitled to receive, together with any GUC Trust Distributable Assets distributed in respect of such New GM Common Stock, New GM Warrants and Units, until such time as such holder complies with the requirements of Section 3.3(a). At any time following the date on which a holder of an Allowed General Unsecured Claim complies in full with the requirements of Section 3.3(a), but in any event, as soon as practicable following the beginning of the calendar quarter next following such date, the GUC Trust Administrator shall distribute to such holder the New GM Common Stock, New GM Warrants and Units and any distributions thereon to which such holder is entitled; provided, however, that if a holder has not complied with the requirements of Section 3.3(a) prior to the final Distribution Date, then (i) the Units otherwise distributable to such holder or holders shall be deemed cancelled and not outstanding, and (ii) the GUC Trust Distributable Assets otherwise distributable to such holders (other than assets which have been distributed to the External Distribution Account pursuant to Section 3.3(c) hereof), including in respect of Units otherwise distributable to such holder, shall be distributed pro rata to all holders of Units then outstanding on the final Distribution Date.

(c) (i) The GUC Trust Administrator is authorized to, and shall open, maintain and close an account (the “External Distribution Account”) in a name other than that of the GUC Trust, for the purposes set forth in this Section 3.3(c).

(ii) If —

(A) any GUC Trust Distributable Assets are received by the GUC Trust prior to the GUC Trust Funding Date and the holder of an Allowed General Unsecured Claim or of a Unit is entitled to a distribution of such GUC Trust Distributable Assets pursuant to Sections 5.2, 5.3 or 5.4 hereof, but for any reason whatsoever, the GUC Trust Administrator is unable to transfer the GUC Trust Distributable Assets to the account designated by such holder, or

(B) any GUC Trust Distributable Assets are received by the GUC Trust on the GUC Trust Funding Date for distribution on the Distribution Date next following the GUC Trust Funding Date because of Claims resolved (whether Allowed or disallowed) on or prior to the GUC Trust Funding Date and the holder of an Allowed General Unsecured Claim or of a Unit is entitled to a distribution of such GUC Trust Distributable Assets pursuant to Sections 5.2, 5.3 or 5.4 hereof, but such holder has not complied in full with the requirements of Section 3.3(a) hereof, or has complied with such requirements but, for any reason whatsoever, the GUC Trust Administrator is unable to transfer the GUC Trust Distributable Assets to the account designated by such holder, then, in any such case, the GUC Trust Administrator shall distribute such GUC Trust Distributable Assets to such holder by transferring such GUC Trust Distributable Assets to the External Distribution Account, where they will be held on behalf of such holder. Following such transfer, the GUC Trust Distributable Assets so transferred shall no longer be GUC Trust Assets, but shall be held in the External Distribution Account solely for the benefit of such holder, who shall be liable for all taxes in respect thereof as if distributed to an account designated by such holder.

(iii) If any GUC Trust Distributable Assets are transferred to the External Distribution Account for the benefit of a holder as provided in this Section 3.3(c), the Units issuable to such holder in connection therewith, as provided in Section 3.4(a), shall be issued to the External Distribution Account for the benefit of such holder, and thereafter any distribution of GUC Trust Distributable Assets made in respect of such Units shall similarly be transferred to the External Distribution Account for the benefit of such holder.

(iv) As soon as reasonably practicable after the holder has complied with the requirements of Section 3.3(a) hereof or the reason for the inability of the GUC Trust Administrator to transfer the GUC Trust Distributable Assets and Units held in the External Distribution Account for the benefit of such holder to the account designated by the holder ceases to exist, the GUC Trust Administrator shall arrange for the transfer of such GUC Trust Distributable Assets and Units from the External Distribution Account to the account designated by such holder.

(v) If, at the time of the final Distribution Date, any GUC Trust Distributable Assets or Units remain in the External Distribution Account, then (x) any such Units shall be deemed cancelled and shall cease to be outstanding, and (y) to the extent permitted by law, any such GUC Trust Distributable Assets shall be distributed pro rata to all holders of Units then outstanding on the final Distribution Date, and, to the extent not so permitted, shall otherwise be disposed of in accordance with applicable law.

3.4. Issuance of Units.

(a) The GUC Trust shall issue Units to holders of Allowed General Unsecured Claims as provided in this Trust Agreement. As soon as reasonably practicable after the holders of Initial Allowed General Unsecured Claims receive their initial distribution of New GM Securities pursuant to Section 5.2 of this Trust Agreement, they shall also receive the number of Units equal to the amount of such Initial Allowed General Unsecured Claims multiplied by the Unit Issuance Ratio, rounded up or down to the nearest whole Unit (with one-half being closer to the next higher number for these purposes). Following the Effective Date, holders of Resolved Allowed General Unsecured Claims shall receive, at the time such holders receive their initial distribution of New GM Securities pursuant to Section 5.3, a number of Units equal to the amount of such Resolved Allowed General Unsecured Claims multiplied by the Unit Issuance Ratio, rounded up or down to the nearest whole Unit (with one-half being closer to the next higher number for these purposes); provided that, if the Units are freely negotiable and transferable pursuant to Section 3.6 of this Trust Agreement, the rounding of such Units as described in this Section 3.4 shall be subject to the procedures of DTC and its participants. Units will represent the contingent right to receive, on a pro rata basis as provided in the Plan, the Confirmation Order and this Trust Agreement, GUC Trust Distributable Assets that are not required for satisfaction of Resolved Allowed General Unsecured Claims. The Units shall be issued subject to all the terms and conditions of the Plan, the Confirmation Order and this Trust Agreement. References in this Trust Agreement to holders of Units shall be to the record holders of such Units or to the beneficial holders of the Units, as the context requires.

(b) With respect to the claims of beneficial holders of debt securities arising out of or relating to the Note Claims and Eurobond Claims, the GUC Trust shall issue additional Units to the Indenture Trustees and Fiscal and Paying Agents, to the extent necessary to provide each such beneficial holder with a number of Units equal to the number of Units such holder would receive had its claim been treated as an Initial Allowed General Unsecured Claim hereunder.

(c) As provided in Section 7.5 hereof, the GUC Trust Administrator may also hold back and retain Units otherwise issuable pursuant to this section with respect to Allowed General Unsecured Claims that are subject to tax withholding, and the GUC Trust Administrator shall apply amounts distributed in respect of such retained Units to satisfy such tax withholding obligations.

(d) Following the final Distribution Date, all outstanding Units shall be deemed cancelled and shall cease to be outstanding.

3.5. Evidence of Units.

(a) Provided the Units are not freely negotiable or transferable pursuant to Section 3.6 of this Trust Agreement, the Units shall be issued and evidenced by appropriate notation on the books and records of the GUC Trust Administrator. The Units shall not be certificated and shall not be transferable, assignable, pledged, or hypothecated in whole or in part, except by applicable laws of descent or distribution (in the case of a deceased individual GUC Trust Beneficiary); by operation of law; in accordance with applicable bankruptcy law; or as otherwise approved by the Bankruptcy Court. The GUC Trust Administrator shall not be required to recognize any equitable or other claims to such interest by the transferee thereof, and the named GUC Trust Beneficiary shall remain as such for all purposes hereunder.

(b) Provided the Units are freely negotiable and transferable pursuant to Section 3.6 of this Trust Agreement;

(i) Except pursuant to sub-section 3.5(b)(ii) below, Units will be issued in global form (the “Global Unit Certificate”) only, registered in the name of DTC or its nominee (or the successor of either of them), and interests in the Global Unit Certificate will be held only through participants (including securities brokers and dealers, banks, trust companies, clearing corporations and other financial organizations) of DTC, as depositary. The Global Unit Certificate shall bear such legend as may be required by DTC. The aggregate number of Units issued hereunder may from time to time be increased by adjustments made on the records of the GUC Trust and a corresponding increase in the number of Units evidenced by such Global Unit Certificate (as shall be specified in the schedule included as part of the Global Unit Certificate or the issuance of further Global Unit Certificates in respect of such additional Units). Units will not be issued in definitive form, except in the limited circumstances described in Section 3.5(b)(ii) below. For so long as DTC serves as depositary for the Units, the GUC Trust Administrator may rely on the information and records of DTC to make distributions and send communications to the holders of Units and, in so doing, the GUC Trust Administrator shall be fully protected and incur no liability to any holder of Units, any transferee (or purported transferee) of Units, or any other person or entity.

(ii) If DTC is unwilling or unable to continue as a depositary for the Units, or if the GUC Trust Administrator with the approval of the GUC Trust Monitor otherwise determines to do so, the GUC Trust Administrator shall exchange the Units represented by Global Unit Certificate(s) for definitive certificates.

(c) Notwithstanding anything to the contrary in the Plan, the Confirmation Order or this Trust Agreement, the GUC Trust shall not issue any Units unless and until (i) the GUC Trust receives a favorable ruling from the Division of Corporation Finance of the SEC, in a form acceptable to the GUC Trust Administrator in its sole discretion, which provides that, among other matters, the Division of Corporation Finance of the SEC would not recommend enforcement action if such Units are not registered under Section 12(g) of the Securities Exchange Act of 1934, and (ii) in addition to such favorable ruling from the Division of Corporation Finance of the SEC, the Divisions of Investment Management and Trading and Markets of the SEC formally or informally communicate that they have no objection to the issuance of the Units and the establishment of the GUC Trust; provided, however, that in the case of each of clauses (i) and (ii) above; if, and only if the Units are not transferable except by operation of law, the GUC Trust Administrator may waive the requirement of such a ruling or “no objection” communication, as applicable, in its sole discretion.

3.6. Transfers of Units. Units shall be freely negotiable and transferable to the extent that the transferability thereof would not require the GUC Trust to register the Units under Section 12(g) of the Securities Exchange Act of 1934, as amended, and otherwise shall not be transferable except as provided herein. To the extent transferability of the Units would not require the GUC Trust to register the Units under Section 12(g) of the Securities Exchange Act of 1934, as amended, and for so long as DTC continues to serve as depositary for the Units, the transferability of the Units shall also be subject to the requirements of DTC’s electronic book-entry system. In no event, however, shall the GUC Trust Administrator or anyone acting on its behalf, directly or indirectly, engage in any activity designed to facilitate or promote trading in the Units including by engaging in activities prohibited pursuant to Section 8.2; provided that no activity undertaken by the GUC Trust Administrator in compliance with the terms of the Plan, the Confirmation Order or this Trust Agreement shall be deemed to facilitate or promote trading in the Units for these purposes.

3.7. Conflicting Claims to Units. If the GUC Trust Administrator has actual knowledge of any conflicting claims or demands that have been made or asserted with respect to a Unit, or a beneficial interest therein, the GUC Trust Administrator shall be entitled, at its sole election, to refuse to comply with any such conflicting claims or demands. In so refusing, the GUC Trust Administrator may elect to make no payment or distribution with respect to the Unit subject to the claims or demands involved, or any part thereof, and the GUC Trust Administrator shall be entitled to refer such conflicting claims or demands to the Bankruptcy Court, which shall have exclusive and continuing jurisdiction over resolution of such conflicting claims or demands. The GUC Trust Administrator shall not be or become liable to any party for either (i) its election to continue making distributions pursuant to its books and records and/or the books and records of DTC, as applicable, without regard to the conflicting claims or demands; or (ii) its election to cease payments or distributions with respect to the subject Unit or Units. In the event that the GUC Trust Administrator elects to cease payments, it shall be entitled to refuse to act until either (x) the rights of the adverse claimants have been adjudicated by a Final Order of the Bankruptcy Court (or such other court of proper jurisdiction) or (y) all differences have been resolved by a written agreement among all of such parties and the GUC Trust Administrator, which agreement shall include a complete release of the GUC Trust, the GUC Trust Administrator Parties and the GUC Trust Monitor Parties in form and substance reasonably satisfactory to the GUC Trust Administrator and the GUC Trust Monitor (the occurrence of either (x) or (y), a “Claim Conflict Resolution”). Until a Claim Conflict Resolution is reached with respect to such conflicting claims or demands, the GUC Trust Administrator shall hold in a segregated account any payments or distributions from the GUC Trust to be made with respect to the Unit or Units at issue. Promptly after a Claim Conflict Resolution is reached, the GUC Trust Administrator shall transfer the payments and distributions, if any, held in the segregated account, together with any interest and income earned thereon, if any, in accordance with the terms of such Claim Conflict Resolution.

ARTICLE IV

DURATION AND TERMINATION OF THE GUC TRUST

4.1. Duration. The GUC Trust shall become effective upon the Effective Date, the execution of this Trust Agreement and the filing of the Certificate of Trust with the

Secretary of State, and shall remain and continue in full force and effect until (x) the earlier of (i) the date on which (A) all of the GUC Trust Distributable Assets have been distributed by the GUC Trust Administrator in accordance with this Trust Agreement, the Plan, and the Confirmation Order, and (B) if the Residual Wind-Down Assets are transferred to the GUC Trust upon the dissolution of the Debtors, the GUC Trust Administrator has completed the resolution of the Residual Wind-Down Claims and distribution of the Residual Wind-Down Assets, and (ii) the third anniversary of the Effective Date, or (y) such shorter or longer period authorized by the Bankruptcy Court upon application of the GUC Trust Administrator with the approval of the GUC Trust Monitor (I) in order to resolve all Disputed General Unsecured Claims, the Term Loan Avoidance Action and other Avoidance Actions, and (II) to complete the resolution of the Residual Wind-Down Claims and distribution of the Residual Wind-Down Assets.

4.2. Dissolution of the GUC Trust. Notwithstanding anything to the contrary in this Trust Agreement, in no event shall the GUC Trust Administrator unduly prolong the duration of the GUC Trust, and the GUC Trust Administrator shall, in the exercise of its reasonable business judgment and in the interests of all GUC Trust Beneficiaries, at all times endeavor to terminate the GUC Trust as soon as practicable in accordance with the purposes and provisions of this Trust Agreement and the Plan. Upon final dissolution and wind-up of the GUC Trust, the GUC Trust Administrator shall file a certificate of cancellation for the GUC Trust with the Secretary of State.

4.3. Continuance of GUC Trust for Purposes of Winding Up. After the dissolution of the GUC Trust and solely for the purpose of liquidating and winding up its affairs, the GUC Trust Administrator shall continue to act in such capacity until its duties hereunder have been fully performed. The GUC Trust Administrator shall retain the books, records and files that shall have been delivered to or created by the GUC Trust Administrator until distribution of all the GUC Trust Assets and the resolution of the Residual Wind-Down Claims and distribution of the Residual Wind-Down Assets. At the GUC Trust Administrator’s discretion, all of such records and documents may be destroyed at any time following the later of (x) final distribution of the GUC Trust Assets and completion of the resolution of the Residual Wind-Down Claims and distribution of the Residual Wind-Down Assets, if applicable, unless such records and documents are necessary to fulfill the GUC Trust Administrator’s obligations pursuant to Articles VI and VIII hereof and subject to any joint prosecution and common interests agreement(s) to which the GUC Trust Administrator may be party, and (y) the date until which the GUC Trust Administrator is required by applicable law to retain such records and documents.

ARTICLE V

CLAIMS RESOLUTION; DISTRIBUTIONS

5.1. Resolution of Claims.

(a) Except as otherwise provided in this Trust Agreement, as of the Effective Date, objections to, and requests for estimation of Disputed General Unsecured Claims against the Debtors may be interposed and prosecuted only by the GUC Trust Administrator. Such objections and requests for estimation, to the extent not already pending, shall be served on the respective claimant and filed with the Bankruptcy Court on or before the 180th day following the Effective Date (with the exception of Unliquidated Litigation Claims); provided, that the GUC Trust Administrator may seek extension of such date by ex parte application to the Bankruptcy Court, provided further that the GUC Trust Administrator shall provide the U.S. Treasury with five business days notice prior to its application to the Bankruptcy Court.

(b) Except as otherwise set forth herein, no distributions shall be made with respect to any portion of a Disputed General Unsecured Claim, Unresolved Term Loan Avoidance Action Claim or Unresolved Other Avoidance Action Claim unless and until such Disputed General Unsecured Claim, Unresolved Term Loan Avoidance Action Claim or Unresolved Other Avoidance Action Claim has become an Allowed General Unsecured Claim.

(c) To the extent that a Disputed General Unsecured Claim, Unresolved Term Loan Avoidance Action Claim or Unresolved Other Avoidance Action Claim has become an Allowed General Unsecured Claim, distributions (if any) shall be made to the holder of such Allowed General Unsecured Claim in accordance with the provisions of the Plan, the Confirmation Order and this Trust Agreement.

(d) From and after the Effective Date, the GUC Trust Administrator shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Disputed General Unsecured Claims against the Debtors, subject to the consent of the GUC Trust Monitor, as may be required pursuant to the terms of Section 11.3 hereof.

(e) The GUC Trust Administrator may at any time request that the Bankruptcy Court estimate any contingent claim, unliquidated claim or Disputed General Unsecured Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or any other Person previously objected to such General Unsecured Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any General Unsecured Claim at any time during litigation concerning any objection to any General Unsecured Claim, including, without limitation, during the pendency of any appeal relating to any such objection, provided that the GUC Trust Administrator shall not object to, or seek estimation of, any General Unsecured Claim that would be allowed pursuant to a settlement signed by the Debtors prior to the Effective Date, unless such settlement requires approval by the Bankruptcy Court and that approval is denied. In the event that the Bankruptcy Court estimates any contingent claim, unliquidated claim or Disputed General Unsecured Claim, the amount so estimated shall constitute either the Allowed amount of such General Unsecured Claim or a maximum limitation on such General Unsecured Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such General Unsecured Claim, the GUC Trust Administrator may pursue supplementary proceedings to object to the allowance of such General Unsecured Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. General Unsecured Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. This Section 5.1(e) shall not apply to Nova Scotia Guarantee Claims or the Nova Scotia Wind-Up Claim.

(f) Notwithstanding anything to the contrary contained in this Section 5.1 or elsewhere in this Trust Agreement, holders of Unliquidated Litigation Claims (other than (i) the United States, including its agencies and instrumentalities, and (ii) state, local and tribal governments with respect to any Claims concerning alleged environmental liabilities) shall be subject to the ADR Procedures. The GUC Trust Administrator shall, at all times and in all cases, comply with and implement the ADR Procedures with respect to holders of Unliquidated Litigation Claims. As set forth in the Plan, if the GUC Trust Administrator terminates the ADR Procedures with respect to an Unliquidated Litigation Claim, the GUC Trust Administrator shall have one hundred eighty (180) days from the date of termination of the ADR Procedures to file and serve an objection to such Unliquidated Litigation Claim. If the GUC Trust Administrator terminates the ADR Procedures with respect to an Unliquidated Litigation Claim and such Unliquidated Litigation Claim is litigated in a court other than the Bankruptcy Court, the GUC Trust Administrator shall have ninety (90) days from the date of entry of a Final Order adjudicating such Claim to file and serve an objection to such Claim solely for purposes of determining the treatment of such Claim under the Plan unless such time is extended by order of the Bankruptcy Court for cause.

5.2. Distributions to Holders of Initial Allowed General Unsecured Claims.

(a) As promptly as practicable following the Effective Date (but no earlier than the first Business Day of the full calendar month next following the Effective Date), the GUC Trust Administrator shall deliver to each holder of an Initial Allowed General Unsecured Claim, subject to Section 3.3 hereof, a distribution consisting of:

(i) the amount of GUC Trust Distributable Assets then available for distribution pro rata in accordance with the following formula:

Where—

DI

is the initial distribution that the holder of an Initial Allowed General Unsecured Claim will be entitled to receive (rounded in the case of New GM Common Stock and each series of New GM Warrants in accordance with Section 5.6(a) hereof);

AI	is the amount of the Initial Allowed General Unsecured Claim;

CI	is the Current Total Amount as of the Initial Distribution Record Date; and

S GI	is all amounts of all assets, by respective asset type, available for distribution as of the Effective Date, net of deductions

GI	is the amount of the respective asset type available for distribution as of the Effective Date, net of deductions;

GO

is all amounts of all assets, by respective asset type, available for distribution (whether by the GUC Trust Administrator or directly by the Debtors) as of the Effective Date (consisting of a total of 150 million shares of New GM Common Stock and 136,363,635 New GM Warrants in each of the two series); and

HO

is the sum of the Protective Holdback, the Additional Holdback, the Reporting Transfer Holdback and the Taxes on Distribution Holdback, each allocated to the respective asset type, and the amount of GUC Trust Distributable Assets of the respective asset type sold or to be sold by the Debtors pursuant to Section 2.3(e) hereof as of the Initial Distribution Record Date; [1]

(ii) a number of Units as provided in Section 3.4;

provided, however, that the initial distribution of GUC Trust Distributable Assets on account of the Asbestos Trust Claim shall be made directly by the Debtors, in an amount determined in accordance with Section 5.2(a)(i), in consultation with the GUC Trust Administrator and GUC Trust Monitor as necessary to determine such amount. For the avoidance of doubt, the distribution of Units distributable on account of the Asbestos Trust Claim shall be made by the GUC Trust Administrator in the manner prescribed in Section 3.5 at the direction of the Debtors.

(b) With respect to the claims of beneficial holders of debt securities arising out of or relating to the Note Claims and the Eurobond Claims, the GUC Trust shall issue additional GUC Trust Distributable Assets to the Indenture Trustees and Fiscal and Paying Agents, to the extent necessary to provide each such beneficial holder with a number of GUC Trust Distributable Assets equal to the amount of GUC Trust Distributable Assets such holder would receive had its claim been treated as an Initial Allowed General Unsecured Claim hereunder.

5.3. Distributions to Holders of Resolved Allowed General Unsecured Claims.

(a) As promptly as practicable following the beginning of each calendar quarter, beginning with the second calendar quarter, the GUC Trust Administrator, with the approval of the GUC Trust Monitor, shall deliver to each holder, if any, of a Disputed General Unsecured Claim or other Claim that has become a Resolved Allowed General Unsecured Claim during the prior calendar quarter (or, in the case of the second calendar quarter, since the Initial Distribution Record Date) a distribution consisting of:

(i) the pro rata amount of GUC Trust Distributable Assets that the holder of such Resolved Allowed General Unsecured Claim would have received had such Resolved Allowed General Unsecured Claim been an Initial Allowed General Unsecured Claim, including the aggregate amount of Excess GUC Trust Distributable Assets that the holder would have received had it been the holder of Units referred to in clause (ii) below on each Excess Distribution Record Date for any calendar quarter prior to the date of such distribution; provided that a holder of a Resolved Allowed General Unsecured Claim shall not receive

[1]	See Exhibit A-1 for an illustrative calculation of the distribution to holders of Initial Allowed General Unsecured Claims. For the avoidance of doubt, Section 5.2 of this Trust Agreement shall govern in the event of any inconsistencies with Exhibit A-1.

pursuant to this clause (i) an amount of Excess GUC Trust Distributable Assets distributed in respect of any prior Excess Distribution Record Date to the extent that it will be receiving such Excess GUC Trust Distributable Assets as a distribution on the Units to be received by such holder pursuant to clause (ii) below; and

(ii) a number of Units as provided in Section 3.4;

(b) For the avoidance of doubt, it is intended that the distributions to be made to holders of Resolved Allowed General Unsecured Claims in accordance with this Section 5.3 shall provide such holders, as nearly as possible, with the exact same amount of distributions of each asset type as if such holders had been holders of Initial Allowed General Unsecured Claims.

(c) On any Distribution Date where the GUC Trust, or the Debtors, as applicable, does not hold sufficient GUC Trust Distributable Assets to satisfy all Disputed General Unsecured Claims or other Claims, in each case, that became Resolved Allowed General Unsecured Claims during the prior calendar quarter (or, in the case of a Distribution Date during the second calendar quarter, since the Initial Distribution Record Date), the GUC Trust Administrator shall (following the reservation of the Additional Holdback, the Reporting and Transfer Holdback, the Protective Holdback and the Taxes on Distribution Holdback in accordance with Sections 6.1(b), (c), (d) and (e) of this Trust Agreement, the sale by the Debtors of any GUC Trust Distributable Assets remaining to be sold pursuant to Section 2.3(e) hereof, and/or the sale or pledge of any GUC Trust Distributable Assets to the extent necessary and approved by the GUC Trust Monitor and/or the Bankruptcy Court, as applicable) distribute all GUC Trust Distributable Assets that remain in the GUC Trust, or with the Debtors, as applicable, to the holders of such Resolved Allowed General Unsecured Claims pro rata by Claim amount. Following such distribution, any remaining unsatisfied portion of such Resolved Allowed General Unsecured Claims, together with all remaining Disputed General Unsecured Claims and other Claims (including, without limitation, the Term Loan Avoidance Action Claims and the Other Avoidance Action Claims) shall be discharged and forever barred from assertion against the GUC Trust.

5.4. Distribution of Excess GUC Trust Distributable Assets.

(a) Beginning with the first calendar quarter, the GUC Trust Administrator shall determine the Excess GUC Trust Distributable Assets, if any, as of the last date of such calendar quarter, taking account of the extent to which Disputed General Unsecured Claims are disallowed or the Term Loan Avoidance Action or other Avoidance Actions are resolved in favor of the defendants therein.

(b)

(i) Beginning with the second calendar quarter and ending with the fourth calendar quarter, the GUC Trust Administrator shall, as promptly as practicable following the beginning of such calendar quarter, distribute, subject to Section 5.4(c), the Excess GUC Trust Distributable Assets, in each case determined as of the last date of the prior calendar quarter, to the holders of Units outstanding on the Excess Distribution Record Date for the current calendar quarter (including Units distributed or to be distributed to holders of Resolved Allowed General Unsecured Claims pursuant to Section 5.3(a)(ii) on such Distribution Date), pro rata according to the following formulas:

Where—

DU

is the distribution of Excess GUC Trust Distributable Assets that a holder of Units will be entitled to receive (with Cash payable in lieu of fractional shares of New GM Common Stock and fractional New GM Warrants in accordance with Section 5.6(b) hereof);

UH	is the number of Units held by the holder;

UO	is the total number of Units outstanding (including Units distributed, or to be distributed to holders of Resolved Allowed General Unsecured Claims during the current calendar quarter);

☐GX	is all amounts, by asset type, of the Excess GUC Trust Distributable Assets as of the last day of the prior calendar quarter;

GX	is the amount of the Excess GUC Trust Distributable Assets for each asset type, respectively, as of the last day of the prior calendar quarter;

GE

is the amount of the respective asset type available for distribution (whether by the GUC Trust Administrator or directly by the Debtors) as of the Effective Date (consisting of a total of 150 million shares of New GM Common Stock and 136,363,635 New GM Warrants in each of the two series) plus, in the case of New GM Common Stock, the amount of Additional Shares received by the Debtors or the GUC Trust, as applicable, as of the prior Excess Distribution Record Date;

T	is the Total Allowed Amount as of the last day of the prior calendar quarter;

C	is the Current Total Amount as of the last day of the prior calendar quarter;

S	is the number of Additional Shares received by the Debtors or the GUC Trust, as applicable, since the prior Excess Distribution Record Date;

L

is the aggregate amount of all (i) Disputed General Unsecured Claims disallowed during the preceding calendar quarter (or, in the case of a calculation taking place during the second calendar quarter, since the Initial Distribution Record Date), (ii) Unresolved Term Loan Avoidance Action Claims to the extent resolved (including by way of settlement) in favor of the respective defendants during the preceding calendar quarter (or, in the case of a calculation taking place during the second calendar quarter, since the Initial Distribution Record Date); and (iii) all Unresolved Other Avoidance Action Claims to the extent resolved (including by way of settlement) in favor of the respective defendants during the preceding calendar quarter (or, in the case of a calculation taking place during the second calendar quarter, since the Initial Distribution Record Date); and

H	is the sum of the Protective Holdback, the Additional Holdback, the Reporting Transfer Holdback and the Taxes on Distribution Holdback, each allocated to the respective asset type, the amount of GUC Trust Distributable Assets of the respective asset type sold or to be sold by the Debtors pursuant to Section 2.3(e) hereof, and the amount of any GUC Trust Distributable Assets of the respective asset type sold or pledged pursuant to Section 6.1 as of the last day of the preceding calendar quarter.[2]

(ii) Beginning with the fifth calendar quarter, the GUC Trust Administrator shall, as promptly as practicable following the beginning of such calendar quarter, distribute, subject to Section 5.4(c), the Excess GUC Trust Distributable Assets in each case determined as of the last date of the prior calendar quarter, to the holders of Units outstanding on the Excess Distribution Record Date for the current calendar quarter (including Units distributed or to be distributed to holders of Resolved Allowed General Unsecured Claims pursuant to Section 5.3(a)(ii) on such Distribution Date), pro rata according to the following formulas:

Where-

DU

is the distribution of Excess GUC Trust Distributable Assets that a holder of Units will be entitled to receive (with fractional shares of New GM Common Stock and fractional New GM Warrants treated in accordance with Section 5.6(b) hereof);

UH	is the number of Units held by the holder;

[2]	See Exhibit A-3 for an illustrative calculation of a distribution to holders of Units. For the avoidance of doubt, Section 5.4 of this Trust Agreement shall govern in the event of inconsistencies with Exhibit A-3.

UO	is the total number of Units outstanding (including Units distributed, or to be distributed to holders of Resolved Allowed General Unsecured Claims during the current calendar quarter);

Gx	is the amount of Excess GUC Trust Distributable Assets for each asset type, respectively, as of the last day of the prior calendar quarter;

Ge

is the amount of the respective asset type available for distribution (whether by the GUC Trust Administrator or directly by the Debtors) as of the Effective Date (consisting of a total of 150 million shares of New GM Common Stock and 136,363,635 New GM Warrants in each of the two series);

T	is the Total Allowed Amount as of the last day of the prior calendar quarter;

C	is the Current Total Amount as of the last day of the prior calendar quarter;

S	is the number of Additional Shares received by the Debtors or the GUC Trust, as applicable, since the prior Excess Distribution Record Date;

H	is the sum of the Protective Holdback; the Additional Holdback; the Reporting Transfer Holdback and the Taxes on Distribution Holdback, each allocated to the respective asset type, the amount of GUC Trust Distributable Assets of the respective asset type sold or to be sold by the Debtors pursuant to Section 2.3(e) hereof, and the amount of any GUC Trust Distributable Assets of the respective asset type sold or pledged pursuant to Section 6.1 as of the last day of the preceding calendar quarter;

R	is the cumulative amount, by each asset type, distributed or to be distributed to holders of Allowed General Unsecured Claims and holders of Units cumulatively through the previous Distribution Record Date expressed as a rate per the Total Allowed Amount (T); and

D	is the amounts, by each asset type, distributed or to be distributed to holders of Allowed General Unsecured Claims and holders of Units as of each respective distribution record date through the previous Distribution Record Date

(c) Anything to the contrary herein notwithstanding, the GUC Trust Administrator shall not, during any calendar quarter, make a distribution of any Excess GUC Trust Distributable Assets of a particular asset type for which the amount of Excess GUC Trust Distributable Assets of such asset type, determined as of the last date of the prior calendar quarter, does not exceed the relevant Distribution Threshold. In such case, any Excess GUC Trust Distributable Assets of such asset type then available for distribution shall be held by the GUC Trust, or the Debtors, as applicable, until the next calendar quarter for which the amount of Excess GUC Trust Distributable Assets of such asset type available for distribution exceeds the relevant Distribution Threshold.

(d) Notwithstanding the foregoing, the GUC Trust Administrator, may, with the consent of the GUC Trust Monitor, withhold distribution of Excess GUC Trust Distributable Assets to the holders of Units if the GUC Trust Administrator becomes aware of previously unknown potential Allowed General Unsecured Claims, in an amount that the GUC Trust Administrator, with the approval of the GUC Trust Monitor, estimates to be the maximum amount reasonably distributable on account of such Claims.

(e) For the avoidance of doubt, for purposes of any distribution pursuant to this Section 5.4, the total number of Units outstanding shall be deemed to include Units which would be issuable to holders of Allowed General Unsecured Claims as of the time of such distribution, but have not yet been distributed and will not be distributed to such holders prior to or on the current Distribution Date due to such holders’ failure to comply with the requirements of Section 3.3(a).

5.5. Retention of GUC Trust Assets. Notwithstanding anything in this Trust Agreement to the contrary, the GUC Trust Administrator, or the Debtors (pursuant to Section 2.3(a) of this Trust Agreement), as applicable, shall at all times, subject to the provisions of Sections 5.3(c) and 6.1, retain:

(a) sufficient GUC Trust Distributable Assets as the GUC Trust Administrator shall determine, with the approval of the GUC Trust Monitor, as would be distributable (I) to all holders of Disputed General Unsecured Claims at the time outstanding as if all Disputed General Unsecured Claims were allowed at the Maximum Amount, but only until such Disputed General Unsecured Claims are resolved, (II) to the holders of all Resolved Allowed General Unsecured Claims at the time outstanding, to the extent not previously distributed, (III) in respect of the Unresolved Term Loan Avoidance Action Claims, at the Maximum Amount thereof but only until the Term Loan Avoidance Action is dismissed by Final Order or the Unresolved Term Loan Avoidance Action Claims become Resolved Allowed General Unsecured Claims, (IV) in respect of Unresolved Other Avoidance Action Claims at the Maximum Amount thereof but only until such claims become Resolved Allowed General Unsecured Claims or the related other Avoidance Actions are dismissed by Final Order, and (V) in respect of the Protective Holdback, the Additional Holdback, the Reporting and Transfer Holdback and the Taxes on Distribution Holdback;

(b) sufficient GUC Trust Administrative Cash as the GUC Trust Administrator shall determine, with the approval of the GUC Trust Monitor, to be necessary (x) to pay reasonable incurred or anticipated fees and expenses (including any taxes imposed on the GUC Trust or in respect of the GUC Trust Assets) of the GUC Trust and (y) to satisfy other liabilities incurred by the GUC Trust or anticipated by the GUC Trust Administrator in accordance with the Plan, the Confirmation Order and this Trust Agreement; and

(c) the amount, if any, of GUC Trust Distributable Assets as the GUC Trust Administrator shall determine, with the approval of the GUC Trust Monitor, remaining to be sold pursuant to Section 2.3(e) hereof.

5.6. Minimum Distributions and Fractional Shares.

(a) The provisions of this Section 5.6(a) shall apply with respect to distributions made in respect of Allowed General Unsecured Claims (but not to distributions in respect of Units). Subject to the following sentence, (i) no cash payment in an amount less than $25 shall be made by the GUC Trust Administrator to any holder of an Allowed General Unsecured Claim, and (ii) no fractional shares of New GM Common

Stock or fractional New GM Warrants shall be distributed by the GUC Trust hereunder to any holder of an Allowed General Unsecured Claim. Any fractional shares of New GM Common Stock or fractional New GM Warrants shall be rounded up or down to the next whole number or zero, as applicable (with one-half being closer to the next higher whole number for these purposes); provided that for the purposes of determining the number of shares of New GM Common Stock or the number of New GM Warrants that any holder of an Allowed General Unsecured Claim shall be entitled to receive on any Distribution Date, the GUC Trust Administrator shall aggregate the GUC Trust Distributable Assets that such holder of an Allowed General Unsecured Claim is entitled to receive in respect of all Allowed General Unsecured Claims held by such holder as of the Initial Distribution Record Date, in the case of distributions pursuant to Section 5.2 of this Trust Agreement, or as of the last day of the calendar quarter next preceding the relevant Distribution Date, in the case of distributions pursuant to Section 5.3 of this Trust Agreement.

(b) The provisions of this Section 5.6(b) shall apply with respect to distributions made in respect of Units (but not to distributions in respect of Allowed General Unsecured Claims). Subject to the following sentence, no fractional shares of New GM Common Stock or fractional New GM Warrants shall be distributed by the GUC Trust hereunder to any holder of a Unit. All fractional shares of New GM Common Stock and all fractional New GM Warrants that would otherwise have been distributable on the relevant Distribution Date but for the provisions of this Section 5.6(b) shall be aggregated and sold for Cash in reliance on Section 1145(b)(2) of the Bankruptcy Code, provided that (i) for the purposes of determining the number of shares of New GM Common Stock or the number of New GM Warrants that any holder of Units shall be entitled to receive on any Distribution Date, there shall be aggregated the GUC Trust Distributable Assets that such holder of a Unit is entitled to receive in respect of all Units at the time held by such holder, (ii) if the Units are freely negotiable and transferable pursuant to Section 3.6 of this Trust Agreement, any treatment of fractional shares of New GM Common Stock and fractional New GM Warrants described in this Section 5.6(b) shall be subject to the procedures of DTC and its participants, and (iii) if the Units are not freely negotiable or transferable pursuant to Section 3.6 of this Trust Agreement, or if the applicable distribution is made in respect of Units held by the GUC Trust pursuant to Section 3.3(b) or 3.3(c) hereof, no cash payment in an amount less than $25 shall be made by the GUC Trust Administrator to any holder of a Unit. The net Cash proceeds of the sale of such New GM Common Stock and the New GM Warrants, after deduction of brokerage commissions and other expenses of sale, shall be distributed to holders of Units pro rata based upon the fractional shares of New GM Common Stock or fractional New GM Warrants that they would have otherwise been entitled to receive. If there shall exist at the time a public market for the New GM Common Stock or the New GM Warrants, all sales of the New GM Common Stock or the New GM Warrants, as the case may be, shall be in the public market.

5.7. Sale of Expiring New GM Warrants.

(a) If there shall remain as part of the GUC Trust Assets New GM Warrants of any series as of a date that is 120 days prior to the expiration date of the New GM Warrants of that series, the GUC Trust Administrator shall be authorized, but not required, at any time thereafter to sell for Cash all such remaining New GM Warrants. Any such sale shall be made in compliance with an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any equivalent securities law provisions under state law, other than section 1145(a) of the Bankruptcy Code, which is not available for such sale. Following such sale, the net proceeds received after deduction of brokerage commissions and other expenses shall constitute and be held by the GUC Trust Administrator as GUC Trust Distributable Cash. If there shall exist at the time a public market for the New GM Warrants and the GUC Trust Administrator elects to sell the expiring New GM Warrants, the GUC Trust Administrator shall sell the New GM Warrants in the public market, unless the GUC Trust Monitor approves of the sale in a privately-negotiated transaction or such sale would require registration under the Securities Act of 1933, as amended, or applicable state securities laws and the New GM Warrants could not be so registered timely or at all; provided that in all circumstances any such sale shall be made in compliance with applicable federal and state securities laws.

(b) If any New GM Warrants of a particular series shall be sold pursuant to Section 5.7(a), such proceeds, after deduction of brokerage and commissions and other expenses of sale, plus any interest actually earned thereon by the GUC Trust, shall be distributed to the GUC Trust Beneficiaries who otherwise would have been entitled to receive such New GM Warrants, at such times as the GUC Trust Beneficiaries would have been entitled to receive the same.

5.8. Distributions Not in Compliance with this Article. Subject to Section 5.3(b), in the event that the GUC Trust Administrator determines in good faith that it is necessary or desirable in order to carry out the intent and purposes of the Plan, the Confirmation Order and this Trust Agreement to receive any assets or make any distribution in a manner that is not in technical compliance with this Trust Agreement, the GUC Trust Administrator shall be permitted to receive assets or make, or cause to be made, distributions in such manner, but only with the approval of the GUC Trust Monitor; provided, however, that no such distribution shall result in any holder of an Allowed General Unsecured Claim receiving a distribution in excess of the distribution that such holder would have received had such claim been an Initial Allowed General Unsecured Claim or shall unfairly discriminate among the holders of Units. Except as aforesaid or as otherwise provided in the Plan, the Confirmation Order or this Trust Agreement, no payment or distribution out of the GUC Trust Assets shall be made to, or on behalf of, a GUC Trust Beneficiary or any other person except in strict accordance with the terms of this Trust Agreement, the Plan, and the Confirmation Order, unless such payment or distribution shall have been approved by the Bankruptcy Court.

5.9. Approval. Except as otherwise provided in the Plan, the Confirmation Order or this Trust Agreement, nothing shall require the GUC Trust Administrator to file any accounting or seek approval of any court with respect to the administration of the GUC Trust or as a condition for making any payment or distribution out of the GUC Trust Assets or as a condition to the sale of fractional New GM Securities pursuant to Section 5.6 or expiring New GM Warrants pursuant to Section 5.7.

ARTICLE VI

ADMINISTRATION OF THE GUC TRUST

6.1. Payment of Costs, Expenses and Liabilities.

(a) Use of Wind-Down Budget Cash. Subject to the Budget, the GUC Trust Administrator shall use the Wind-Down Budget Cash:

(i) to pay reasonable costs and expenses of the GUC Trust that are incurred in connection with the administration thereof (including taxes imposed on the GUC Trust (other than Taxes on Distribution, which shall be paid from the proceeds of the liquidation of the Taxes on Distribution Holdback pursuant to Section 6.1(e)), and actual reasonable fees and out-of-pocket expenses incurred by the GUC Trust Administrator, GUC Trust Monitor and the Trust Professionals retained by the GUC Trust Administrator in connection with the administration of the GUC Trust Assets and preservation of books and records);

(ii) to satisfy other obligations or other liabilities incurred or assumed by the GUC Trust (or to which the GUC Trust Assets are otherwise subject) in accordance with the Plan, the Confirmation Order, or this Trust Agreement, including fees and expenses incurred and in connection with the protection, preservation and distribution of the GUC Trust Assets and the costs of investigating, defending against and resolving any Disputed General Unsecured Claims and the costs and fees of the Indenture Trustees and Fiscal and Paying Agents out of the Indenture Trustee/Fiscal and Paying Agent Reserve Cash pursuant to the Plan; and

(iii) to satisfy any other obligations of the GUC Trust expressly set forth in the Plan, the Confirmation Order or this Trust Agreement to be satisfied out of the Wind-Down Budget Cash.

provided, however, for the avoidance of doubt, any Residual Wind-Down Expenses and any other fees, costs and expenses of the GUC Trust incurred in connection with the wind-down of the Debtors’ affairs shall be paid in accordance with Section 6.13.

(b) Reservation and Sale of GUC Trust Distributable Assets. (i) If, at any time, the GUC Trust Administrator determines that the Wind-Down Budget Cash is not reasonably likely to be adequate to satisfy the current and projected future fees, costs and expenses of the GUC Trust (including, without limitation, the fees, costs or expenses related to the wind-down of the Debtors’ affairs and any indemnification expenses incurred or anticipated to be incurred pursuant to Section 6.11(b), 9.6 and 11.4 hereof) other than (w) Residual Wind-Down Expenses, (x) Taxes on Distribution, which are addressed in subsection (e) below, (y) fees, costs and expenses relating to the Reporting and Transfer Costs, which are addressed in subsection (c) below, and (z) the Trust Professional fees and expenses, which are addressed in subsection (d) below, or, if, at any time, the GUC Trust Administrator determines that the Residual Wind-Down Assets are not reasonably likely to be adequate to satisfy current and projected Residual Wind-Down Expenses, then, the GUC Trust Administrator may, with the approval of the GUC Trust Monitor, reserve an amount, or increase the amount previously reserved, of GUC Trust Distributable Assets whose proceeds upon liquidation would be sufficient to satisfy such fees, costs and expenses (the “Additional Holdback”).

(ii) If at any time, the GUC Trust Administrator determines (which such determination shall be made no more frequently than once per calendar quarter) that the value of the expected proceeds, upon liquidation, of the assets which make up the Additional Holdback is materially greater than the amount of the current and projected future fees, costs and expenses on account of which the assets of the Additional Holdback have been reserved pursuant to Section 6.1(b)(i), the GUC Trust Administrator shall, with the approval of the GUC Trust Monitor, but without the need to seek or obtain approval of the Bankruptcy Court, release from the Additional Holdback an amount of GUC Trust Distributable Assets whose proceeds upon liquidation would be equal to the size of such excess.

(iii) To the extent necessary to satisfy in full the fees, costs and expenses on account of which the Additional Holdback may be reserved pursuant to this Section 6.1(b), the GUC Trust Administrator may, in consultation with the GUC Trust Monitor, and upon approval by the Bankruptcy Court in accordance with the provisions of Section 6.1(b)(iv), liquidate (or request that the Debtors liquidate, in accordance with Section 2.3(f) hereof) all or a portion of the Additional Holdback and designate the Cash proceeds thereof to satisfy the applicable fees, costs and expenses for which the Additional Holdback may be reserved pursuant to this Section 6.1.

(iv) The application of the GUC Trust Administrator seeking Bankruptcy Court approval to sell or borrow and pledge GUC Trust Distributable Assets shall include the position of the GUC Trust Monitor in respect thereof. The GUC Trust Administrator shall provide at least twenty days notice to the GUC Trust Monitor, the holders of Units and the holders of Disputed General Unsecured Claims prior to a hearing on a motion to use, sell and/or borrow against the GUC Trust Distributable Assets. An order of the Bankruptcy Court authorizing the GUC Trust Administrator to borrow against the GUC Trust Distributable Assets may also authorize the GUC Trust Administrator to sell GUC Trust Distributable Assets to repay the amount borrowed without further order of the Bankruptcy Court.

(c) Reporting and Transfer Holdback. (i) If at any time, the GUC Trust Administrator determines that the amount of unspent Other GUC Trust Administrative Cash designated for the satisfaction of Reporting and Transfer Costs is insufficient to satisfy current and projected future Reporting and Transfer Costs, the GUC Trust Administrator may, with the approval of the GUC Trust Monitor, reserve an amount, or increase the amount previously reserved, of GUC Trust Distributable Assets whose proceeds upon liquidation would be sufficient to satisfy such Reporting and Transfer Costs (the “Reporting and Transfer Holdback”).

(ii) If at any time, the GUC Trust Administrator determines (which such determination shall be made no more frequently than once per calendar quarter) that the value of the expected proceeds, upon liquidation, of the assets which make up the Reporting and Transfer Holdback, together with the Other GUC Trust Administrative Cash designated for Reporting and Transfer Costs is materially greater than the amount which will be reasonably necessary to satisfy current and projected Reporting and Transfer Costs of the GUC Trust, the

GUC Trust Administrator shall, with the approval of the GUC Trust Monitor, but without the need to seek or obtain approval of the Bankruptcy Court release from the Reporting and Transfer Holdback an amount of GUC Trust Distributable Assets whose proceeds upon liquidation would be equal to the size of such excess.

(iii) To the extent necessary to satisfy in full the current and projected future Reporting and Transfer Costs, the GUC Trust Administrator may, in consultation with the GUC Trust Monitor and upon approval by the Bankruptcy Court in accordance with the provisions of Section 6.1(b)(iv), liquidate (or request that the Debtors liquidate, in accordance with Section 2.3(f) hereof) all or a portion of the Reporting and Transfer Holdback and designate the Cash proceeds thereof to the satisfaction of current or projected future Reporting and Transfer Costs.

(d) Protective Holdback. (i) If at any time one or more Trust Professional’s fees and expenses (other than Residual Wind-Down Expenses) are in excess of its Budget and (except for the Holdback) such Trust Professional(s) are not paid such amounts pursuant to Section 2.6, then, with the approval of the GUC Trust Monitor, the GUC Trust Administrator may reserve an amount, or increase the amount previously reserved, of GUC Trust Distributable Assets whose proceeds upon liquidation would be sufficient to satisfy the aggregate reasonable fees and expenses of such Trust Professional(s) that have been approved by the GUC Trust Administrator and GUC Trust Monitor but have not been paid (the “Protective Holdback”).

(ii) If at any time, the GUC Trust Administrator determines (which such determination shall be made no more frequently than once per calendar quarter) that the value of the expected proceeds, upon liquidation, of the assets which make up the Protective Holdback is materially greater than the amount of the unpaid fees and expenses of the Trust Professionals on account of which the assets of the Protective Holdback have been reserved pursuant to Section 6.1(d)(i), the GUC Trust Administrator shall, with the approval of the GUC Trust Monitor, but without the need to seek or obtain approval of the Bankruptcy Court, release from the Protective Holdback an amount of GUC Trust Distributable Assets whose proceeds upon liquidation would be equal to the size of such excess.

(iii) To the extent necessary to satisfy in full the fees and expenses of the Trust Professionals, the GUC Trust Administrator may, in consultation with the GUC Trust Monitor and upon approval by the Bankruptcy Court, liquidate (or request that the Debtors liquidate, in accordance with Section 2.3(f) hereof) all or a portion of the Protective Holdback and apply the proceeds thereof to satisfy the applicable unpaid fees and expenses of the GUC Trust. The GUC Trust Administrator shall not liquidate the Protective Holdback, in whole or in part, except in accordance with the provisions of Section 6.1(b)(iv); provided that the GUC Trust Administrator shall not seek Bankruptcy Court approval for such liquidation more frequently than on a semi-annual basis.

(e) Taxes on Distribution Holdback. (i) At any time and from time to time, the GUC Trust Administrator may, with the approval of the GUC Trust Monitor, reserve an amount, or increase the amount previously reserved, of GUC Trust Distributable Assets whose proceeds upon liquidation would be sufficient to satisfy current and projected Taxes on Distribution (the “Taxes on Distribution Holdback”).

(ii) If at any time the GUC Trust Administrator determines (which such determination shall be made no more frequently than once per calendar quarter) that the value of the expected proceeds, upon liquidation, of the assets which make up the Taxes on Distribution Holdback is materially greater than the amount which will be reasonably necessary to satisfy current and projected Taxes on Distribution, the GUC Trust Administrator shall, with the approval of the GUC Trust Monitor, but without the need to seek or obtain approval of the Bankruptcy court, release from the Taxes on Distribution Holdback an amount of GUC Trust Distributable Assets whose proceeds upon liquidation would be equal to the size of such excess.

(iii) To the extent necessary to satisfy in full current and projected Taxes on Distribution, the GUC Trust Administrator may, with the approval of the GUC Trust Monitor, but without the need to seek or obtain approval of the Bankruptcy court, liquidate (or request that the Debtors liquidate, in accordance with Section 2.3(f) hereof) all or a portion of the Taxes on Distribution Holdback and designate the proceeds thereof to satisfy current and future Taxes on Distribution.

(f) General. (i) If the GUC Trust Administrator shall sell or pledge any GUC Trust Distributable Assets pursuant to this Section 6.1 or shall reserve or release from a reserve any GUC Trust Distributable Assets in respect of the Additional Holdback, Reporting and Transfer Holdback, Protective Holdback or Taxes on Distribution Holdback, the sale, pledge, reservation or release shall be made, to the extent practicable, from the assets of each type then held by the GUC Trust in a proportion to the total amount of such asset type then held by the GUC Trust that shall be the same as nearly as possible for each asset type.

(ii) For the purposes of this Section 6.1 and Sections 2.3(f), 5.2, 5.3 and 5.4, (x) Cash dividends received in respect of GUC Trust Common Stock Assets and Cash received upon the sale GUC Trust Warrant Assets pursuant to Section 5.7 of this Trust Agreement shall each be deemed a separate type of asset; (y) the allocation of such assets for the satisfaction of fees, costs and expenses shall be deemed to be a “sale” of such assets and (z) the liquidation of any of the Additional Holdback, Reporting and Transfer Holdback, Protective Holdback or Taxes on Distribution Holdback refers to the sale or pledge of the GUC Trust Distributable Assets contained therein, in whole or in part, as the case may be.

(iii) Any Cash proceeds from the sale or pledge of GUC Trust Distributable Assets pursuant to this Section 6.1, shall be designated as Other GUC Trust Administrative Cash, and shall be used to satisfy the fees, costs and expenses of the GUC Trust for which they were sold without any order or further order of the Bankruptcy Court.

(iv) Any sale of GUC Trust Securities Assets in accordance with this Section 6.1 shall be made in compliance with an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any equivalent securities law provisions under state law (it being understood that Section 1145 of the Bankruptcy Code is not available for such purposes).

(g) Continuing Satisfaction of Claims. Notwithstanding that as a result of the utilization, sale or pledge of GUC Trust Distributable Assets the amount of GUC Trust Distributable Assets shall or may be less than the assets required to satisfy, pursuant to Section 5.3(a)(i), Claims in the amount of the Current Total Amount, after taking into account the amount of GUC Trust Distributable Assets, if any, remaining to be sold pursuant to Section 2.3(e) hereof and the Additional Holdback the Reporting and Transfer Holdback, the Protective Holdback and the Taxes on Distribution Holdback and, if any then outstanding, the GUC Trust Administrator shall continue to satisfy Disputed General Unsecured Claims, the Unresolved Term Loan Avoidance Action Claims and the Unresolved Other Avoidance Action Claims that become Allowed General Unsecured Claims in the order they are resolved as otherwise provided in this Trust Agreement.

6.2. GUC Trust Reports.

(a) The GUC Trust Administrator shall prepare quarterly GUC Trust Reports as provided in this Section 6.2, beginning for the first fiscal quarter. The GUC Trust Reports shall be filed with the Bankruptcy Court and provided to the GUC Trust Monitor and DIP Lenders no later than forty-five days following the end of each fiscal quarter, except that the GUC Trust Report for the end of any fiscal year may be filed, provided and posted no later than ninety days following the end of the fiscal year. The GUC Trust Administrator shall arrange to have each GUC Trust Report posted to a generally accessible website at the time it is filed with the Bankruptcy Court and shall take reasonable steps to inform the Registered holders of Units of the existence of the website and the availability of the GUC Trust Reports thereon.

(b) The GUC Trust Reports shall include financial statements consisting of:

(i) a statement of net assets as of the end of the fiscal quarter or fiscal year for which the report is made and for the comparable period of the next preceding fiscal year;

(ii) a statement of changes in net assets for the fiscal quarter or fiscal year for which the report is made and for the comparable period of the next preceding fiscal year; and

(iii) a statement of cash flows for the fiscal quarter or fiscal year for which the report is made and for the comparable period of the next preceding fiscal year.

The financial statements shall be prepared in accordance with generally accepted accounting principles except as may be indicated in the notes thereto, and need not be audited except for the fiscal year financial statements.

(c)(i) The GUC Trust Reports shall also disclose each of the following amounts outstanding at the time or times, or for the period or periods, as applicable, and/or the changes thereto, as indicated below:

	Amounts	Reporting Times or Periods

A.	Number of Units Outstanding	As of the end of (i) the relevant fiscal quarter or fiscal year; (ii) the next preceding fiscal quarter (or, in the case of a report for the first fiscal quarter, the Effective Date) and (iii) the comparable period of the next preceding fiscal year.

B.	GUC Trust Common Stock Assets GUC Trust Warrant Assets GUC Trust Dividend Assets other GUC Trust Distributable Cash (whether held by MLC or the GUC Trust)	As of the end of (i) the relevant fiscal quarter or fiscal year; (ii) the next preceding fiscal quarter (or, in the case of a report for the first fiscal quarter, the Effective Date) and (iii) the comparable period of the next preceding fiscal year.

C.

Total Allowed Amount

Maximum Amount of all Disputed General Unsecured Claims (in the aggregate)

Maximum Amount of all Unresolved Term Loan Avoidance Action Claims (in the aggregate)

Maximum Amount of all Unresolved Other Avoidance Action Claims (in the aggregate)

Aggregate Maximum Amount

Current Total Amount

As of the end of (i) the relevant fiscal quarter or fiscal year; (ii) the next preceding fiscal quarter (or, in the case of a report for the first fiscal quarter, the Effective Date) and (iii) the comparable period of the next preceding fiscal year.

D.	Protective Holdback Additional Holdback Reporting and Transfer Holdback Taxes on Distribution Holdback	As of the end of (i) the relevant fiscal quarter or fiscal year; (ii) the next preceding fiscal quarter (or, in the case of a report for the first fiscal quarter, the Effective Date) and (iii) the comparable period of the next preceding fiscal year.

E.

Resolved Allowed General Unsecured Claims allowed

Disputed General Unsecured Claims disallowed

Unresolved Term Loan Avoidance Action Claims resolved (including by way of settlement) in favor of the respective defendants

Other Avoidance Action Claims, resolved (including by way of settlement) in favor of the respective defendants

During (i) the relevant fiscal quarter or fiscal year; and (ii) the period beginning on the Initial Distribution Record Date and ending on the last day of the relevant fiscal quarter or fiscal year.

F.	Distributions of in respect of Resolved Allowed General Unsecured Claims of— GUC Common Stock Assets GUC Trust Warrant Assets GUC Trust Dividend Assets other GUC Trust Distributable Cash	During (i) the relevant fiscal quarter or fiscal year; and (ii) the period beginning on the Effective Date and ending on the last day of the relevant fiscal quarter or fiscal year.

G.	Distributions in respect of Units of— GUC Common Stock Assets GUC Trust Warrant Assets GUC Trust Dividend Assets other GUC Trust Distributable Cash	During (i) the relevant fiscal quarter or fiscal year; and (ii) the period beginning on the Effective Date and ending on the last day of the relevant fiscal quarter or fiscal year.

H.

Excess GUC Trust Distributable Assets reserved for distribution to holders of Units (but not yet distributed or withheld from distribution) of—

        GUC Common Stock Assets

        GUC Trust Warrant Assets

        GUC Trust Dividend Assets

        other GUC Trust Distributable Cash

        (whether held by MLC or the GUC Trust)

As of the end the relevant fiscal quarter or fiscal year.

I.	Additional Shares received (whether held by MLC or the GUC Trust)	During (i) the relevant fiscal quarter or fiscal year; and (ii) the period beginning on the Effective Date and ending on the last day of the relevant fiscal quarter or fiscal year.

(ii) The GUC Trust Reports shall also disclose such other information as the GUC Trust Administrator, in consultation with the Trust Professionals deems advisable or as the GUC Trust Monitor or DIP Lenders may reasonably request from time to time or as may be required by the Bankruptcy Court.

(d) The GUC Trust Administrator shall also timely prepare and file and/or distribute such additional statements, reports and submissions as may be necessary to cause the GUC Trust and the GUC Trust Administrator to be in compliance with applicable law, and shall prepare and deliver to the GUC Trust Monitor such statements, reports and other information as may be otherwise reasonably requested from time to time by the GUC Trust Monitor.

(e) The GUC Trust Administrator shall also provide quarterly reports to the DIP Lenders specifying the balance of the Residual Wind-Down Assets as of the last day of such quarter and as of the last day of the prior quarter.

6.3. SEC Reporting. The GUC Trust will file such reports as shall be required by the rules and regulations of the SEC, including pursuant to any no-action guidance issued to the GUC Trust by the staff of the SEC.

6.4. Budget. The GUC Trust Administrator shall prepare and submit to the GUC Trust Monitor and DIP Lenders for approval a reasonably detailed annual plan and budget (the “Budget”) at least thirty (30) days prior to the commencement of each calendar year; provided, however, that the first such Budget shall be agreed to as of the Effective Date. Such annual plan and Budget shall set forth (on a quarterly basis) in reasonable detail: (A) the GUC Trust Administrator’s anticipated actions to administer the GUC Trust Assets; and (B) the anticipated fees and expenses, including professional fees, associated with the administration of the GUC Trust, a separate amount representing the anticipated fees and expenses of the GUC Trust Monitor and detail as to how the GUC Trust will budget and spend the Wind-Down Budget Cash. Such Budget shall be updated and submitted to the GUC Trust Monitor and DIP Lenders for review on a quarterly basis, and each such quarterly update shall reflect the variances (with explanations) between (x) the Budget, (y) any updated Budget, and (z) the actual results for the same period. For the avoidance of doubt, the DIP Lenders may object in the Bankruptcy Court with respect to any quarterly update that materially changes the Budget and the Bankruptcy Court shall resolve such dispute. All actions by the GUC Trust Administrator shall be consistent with the Budget, (as updated). The GUC Trust Administrator may obtain any required approval of the Budget on reasonable negative notice (which shall be not less than 15 days after receipt of the Budget) and approval of the Budget shall not be unreasonably withheld. In the event of any dispute concerning the Budget (or the taking of actions consistent with the Budget), the GUC Trust Administrator, the GUC Trust Monitor or the DIP Lenders may petition the Bankruptcy Court to resolve such dispute. For the avoidance of doubt, the Reporting and Transfer Costs shall not be set forth in the Budget and shall not be paid for with the Wind-Down Budget Cash.

6.5. Setoff. The GUC Trust Administrator may, but shall not be required to, setoff against or recoup from any payments to be made pursuant to the Plan in respect of any Allowed General Unsecured Claim, including in respect of any Units, any claims of any nature whatsoever that the GUC Trust, as successor to the Debtors, may have against the claimant, but neither the failure to do so nor the allowance of any General Unsecured Claim hereunder shall constitute a waiver or release by the Debtors or the GUC Trust Administrator of any such claim they may have against such claimant.

6.6. Compliance with Laws. Any and all distributions of GUC Trust Assets shall be in compliance with applicable laws, including applicable federal and state tax and securities laws.

6.7. Fiscal Year. Except for the first and last years of the GUC Trust, the fiscal year of the GUC Trust shall commence on April 1 and end on March 31 of the succeeding year. The first year of the GUC Trust shall commence on March 31, 2011 and end on March 31, 2012. For the last year of the GUC Trust, the fiscal year of the GUC Trust shall be such portion of the calendar year that the GUC Trust is in existence.

6.8. Books and Records.

(a) The GUC Trust Administrator shall maintain and preserve the Debtors’ books, records and files that shall have been delivered to or created by the GUC Trust Administrator.

(b) The GUC Trust Administrator shall maintain books and records relating to the assets, liabilities, income and expense of the GUC Trust, all distributions made by the GUC Trust and the payment of fees and expenses of, and satisfaction of claims against or assumed by, the GUC Trust and the GUC Trust Administrator, in such detail and for such period of time as may be necessary to enable it to make full and proper reports in respect thereof in accordance with the provisions of this Trust Agreement and otherwise to comply with applicable provisions of law, including tax law.

6.9. Cash Payments. All distributions of GUC Trust Cash required to be made by the GUC Trust Administrator may be made in Cash denominated in U.S. dollars by checks drawn on a United States domestic bank selected by the GUC Trust Administrator or, at the option of the GUC Trust Administrator, by wire transfer from a United States domestic bank selected by the GUC Trust Administrator or as otherwise required or provided in applicable agreements; provided, however, that cash payments to foreign persons may be made, at the option of the GUC Trust Administrator, in such funds as and by such means as are necessary or customary in a particular foreign jurisdiction.

6.10. Insurance. The GUC Trust shall maintain customary insurance coverage for the protection of the GUC Trust Administrator, the GUC Trust Monitor and any such other persons serving as administrators and overseers of the GUC Trust on and after the Effective Date, in all cases in accordance with the Budget. The GUC Trust Administrator may also obtain such insurance coverage as it deems necessary and appropriate with respect to real and personal property which may become GUC Trust Assets, if any, in accordance with such Budget.

6.11. Cooperation with and Indemnification of the Administrator of the Avoidance Action Trust.

(a) The GUC Trust Administrator shall timely provide the Avoidance Action Trust Administrator with such information as the Avoidance Action Trust Administrator shall reasonably request. Without limiting the foregoing, the GUC Trust

Administrator shall provide to the Avoidance Action Trust Administrator copies of the GUC Trust Reports as soon as they become available, under appropriate arrangements of confidentiality to the extent the reports have at the time not yet been publicly disclosed. The GUC Trust Administrator will also from time to time, upon reasonable request of the Avoidance Action Trust Administrator, provide the Avoidance Action Trust Administrator with the GUC Trust Administrator’s most recent determination of all Resolved Allowed General Unsecured Claims, the Disputed General Unsecured Claims, the Maximum Amounts, the Aggregate Maximum Amount and the Current Total Amount, and any other information within the custody and control of the GUC Trust Administrator as the Avoidance Action Trust Administrator shall reasonably request to make any calculation or determination or otherwise to fulfill its responsibilities under the agreement governing the Avoidance Action Trust. The provision of any such information shall be made under appropriate arrangements of confidentiality to the extent such information has at the time not been publicly disclosed. In addition, neither the GUC Trust Administrator nor the GUC Trust Monitor shall be required to provide access to or disclose any information where such access or disclosure would give rise to a material risk of waiving any attorney-client privilege. In the event that the GUC Trust Administrator or the GUC Trust Monitor does not provide access or information to the Avoidance Action Trust Administrator in reliance on the preceding sentence, the GUC Trust Administrator and/or the GUC Trust Monitor shall use its reasonable best efforts to communicate the applicable information to the Avoidance Action Trust Administrator in a way that would not violate such privilege.

(b) The GUC Trust shall indemnify and provide advances to the Trust Administrator Parties (as defined in the Avoidance Action Trust Agreement) and the Trust Monitor Parties (as defined in the Avoidance Action Trust Agreement) as provided in Sections 9.6(b) and 11.4 of the Avoidance Action Trust Agreement and shall satisfy any such indemnification expenses from the GUC Trust Administrative Cash or the GUC Trust Distributable Assets as provided in 9.6(b) and 11.4 of the Avoidance Action Trust Agreement.

(c) The GUC Trust Administrator shall cooperate with the Avoidance Action Trust Administrator regarding the transfer of funds pursuant to Section 2.3(e)(ii) hereof.

6.12. Cooperation of the Debtors and the GUC Trust. In addition to taking any actions necessary to effect the transfer of GUC Trust Distributable Assets or Other GUC Trust Administrative Cash to the GUC Trust or the Avoidance Action Trust pursuant to the provisions Section 2.3 of this Trust Agreement, the Debtors shall (i) if the Debtors shall be entitled to the issuance of any Additional Shares, determined as provided in Section 2.3(d) of this Trust Agreement, request such Additional Shares from New GM in accordance with the MSPA and (ii) timely provide the GUC Trust Administrator with such information as the GUC Trust Administrator shall reasonably request. The provision of any such information shall be made under appropriate arrangements of confidentiality to the extent such information has at the time not been publicly disclosed. In addition, the Debtors shall not be required to provide access to or disclose any information where such access or disclosure would give rise to a material risk of waiving any attorney-client privilege. In the event that the Debtors do not provide access or information to the GUC Trust

Administrator in reliance on the preceding sentence, the Debtors shall use their reasonable best efforts to communicate the applicable information to the GUC Trust Administrator in a way that would not violate such privilege.

6.13. Funding in Respect of the Wind-Down of the Debtors’ Affairs. Notwithstanding anything to the contrary in this Trust Agreement, any expenses, costs, liabilities, obligations or fees, to the extent related to or incurred in connection with the resolution or satisfaction of the Residual Wind-Down Claims or the distribution of the Residual Wind-Down Assets, or to the extent otherwise related to the Residual Wind-Down Assets (the “Residual Wind-Down Expenses”) shall, to the extent incurred by the GUC Trust pursuant to the terms of this Trust Agreement, the Plan or the Confirmation Order, be satisfied (i) first from the Residual Wind-Down Assets (ii) second from the applicable portion of the Other GUC Trust Administrative Cash, and (iii) third from the GUC Trust Distributable Assets as provided in Section 6.1(b). Any other expenses, costs, liabilities, obligations or fees incurred by the GUC Trust pursuant to the terms of this Trust Agreement, the Plan or the Confirmation Order and in connection with the wind-down of the Debtors’ affairs (including without limitation the indemnification obligations of the GUC Trust under Sections 6.11(b) 9.6 and 11.4 hereof) shall be satisfied (i) first from the Wind-Down Budget Cash, to the extent provided for in the Budget, (ii) second from the applicable portion of the Other GUC Trust Administrative Cash, and (iii) third from the GUC Trust Distributable Assets as provided in Section 6.1(b).

6.14. Excess Residual Wind-Down Assets. At least thirty (30) days prior to the commencement of each calendar year, the GUC Trust Administrator, in consultation with the GUC Trust Monitor, shall determine whether the Residual Wind-Down Assets exceed the amounts necessary to pay and to fund the resolution of the remaining Residual Wind-Down Claims (assuming all such Claims were Allowed and payable), and to the extent the Residual Wind-Down Assets exceed the amounts necessary to pay and to fund resolution of the foregoing Residual Wind-Down Claims, the GUC Trust Administrator is authorized to and shall distribute such excess Residual Wind-Down Assets to the DIP Lenders in accordance with the terms of the DIP Credit Agreement.

ARTICLE VII

TAX MATTERS

7.1. Tax Treatment. For all U.S. federal income tax purposes, all parties (including the GUC Trust Beneficiaries) will treat the GUC Trust on and after the GUC Trust Funding Date as a “disputed ownership fund” within the meaning of Treasury Regulations section 1.468B-9, which is taxable as a “qualified settlement fund,” within the meaning of Treasury Regulations section 1.468B-2, except to the extent otherwise provided by Treasury Regulations section 1.468B-9 or in a private letter ruling issued by the IRS, or as determined by a court of competent jurisdiction. The “administrator” of the GUC Trust, within the meaning of Treasury Regulations section 1.468B-9, shall be the GUC Trust Administrator. Upon the request of the Creditors’ Committee on behalf of the GUC Trust Beneficiaries and the holders of General Unsecured Claims, the GUC Trust Administrator shall cooperate in seeking a private letter ruling from the IRS regarding the tax treatment of the GUC Trust and the GUC Trust Beneficiaries with respect to the distribution of New GM Securities by the GUC Trust (including by providing funding for the costs, fees and expenses of the Creditors’ Committee and of tax professionals in respect of, and by participating in the request). For all U.S. federal income tax purposes, all parties (including the GUC Trust Beneficiaries) will treat the GUC Trust before the GUC Trust Funding Date as an agent of the Debtors. The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

7.2. Valuation of Assets. As soon as practicable after, and in no event later than 60 days following (i) each transfer of New GM Securities to the GUC Trust by the Debtors as a result of a request by the GUC Trust Administrator pursuant to Section 2.3(a) hereof, and (ii) the transfer of GUC Trust Assets to the GUC Trust on the GUC Trust Funding Date, the GUC Trust Administrator shall make a good-faith valuation of the GUC Trust Assets then transferred (using the Fair Market Value of any New GM Securities contained therein), and such valuation shall be made available from time to time to the extent relevant for tax reporting purposes, and shall be used consistently by all parties (including the Debtors, the GUC Trust Administrator and the GUC Trust Beneficiaries) for all U.S. federal and applicable state and local income tax purposes.

7.3. Payment of Taxes. The GUC Trust Administrator shall be responsible for payment, out of the GUC Trust Assets or the Residual Wind-Down Assets, as applicable, of any taxes imposed on the GUC Trust or the GUC Trust Assets, including without limitation, any U.S. federal, state, or local income tax liability incurred by the GUC Trust with respect to the distribution of GUC Trust Assets (the “Taxes on Distribution”). For the avoidance of doubt, no Taxes on Distribution incurred by the GUC Trust shall be paid from the Wind-Down Budget Cash, and the Taxes on Distribution shall instead be paid with the proceeds of liquidation of the Taxes on Distribution Holdback in accordance with Section 6.1(e).

7.4. Tax Reporting. The GUC Trust Administrator shall prepare and timely file (or cause to be prepared and timely filed) Tax Returns for the GUC Trust treating the GUC Trust as a qualified settlement fund pursuant to Treasury Regulations section 1.468B-9(c)(1)(ii), except to the extent provided otherwise in a private letter ruling issued by the IRS or as determined by a court of competent jurisdiction. The GUC Trust Administrator shall also prepare and timely file (or cause to be prepared and timely filed), and/or provide to GUC Trust Beneficiaries, any other statements, returns or disclosures relating to the GUC Trust that are required by any governmental unit.

7.5. Tax Withholdings. The GUC Trust Administrator shall withhold and pay to the appropriate taxing authority all amounts required to be withheld pursuant to the Tax Code, Treasury Regulations or other applicable requirements, including any provision of any foreign, state or local tax law, with respect to any payment or distribution to the holders of Allowed General Unsecured Claims and/or Units. All such amounts withheld, and paid to the appropriate taxing authority, shall be treated as amounts distributed to such holders of Allowed General Unsecured Claims and/or Units for all purposes of this Trust Agreement. The GUC Trust Administrator shall be authorized to collect such tax information from the holders of Allowed General Unsecured Claims and/or Units (including social security numbers or other tax identification numbers) as it in its sole discretion deems necessary to effectuate the Plan, the Confirmation Order and this Trust Agreement, or to comply with any applicable withholding or reporting requirement. The GUC Trust Administrator may refuse to make a distribution to any holder of an Allowed General Unsecured Claim and/or Units that fails to furnish such information in a timely fashion, until such information is furnished; provided, however, that upon the holder of an Allowed General Unsecured Claim and/or Units furnishing such information, the GUC Trust Administrator shall make such distribution to which such holder is entitled, without interest. The GUC Trust Administrator may also hold back and retain Units otherwise issuable pursuant to Section 3.4 hereof with respect to Allowed General Unsecured Claims that are subject to withholding, and the GUC Trust Administrator shall apply amounts distributed in respect of such retained Units to satisfy such withholding obligations.

7.6. Expedited Determination of Taxes. The GUC Trust Administrator may request an expedited determination of taxes of the GUC Trust or the Debtors under Section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, the GUC Trust or the Debtors for any or all taxable periods (or part thereof) through the dissolution of the GUC Trust.

7.7. Debtor Tax Matters.

(a) Following the filing of a certificate of cancellation or dissolution for MLC, subject to Section 6.16(a) of the MSPA, the GUC Trust Administrator shall prepare and timely file (or cause to be prepared and timely filed), on behalf of the Debtors, the Tax Returns required to be filed or that the GUC Trust Administrator otherwise deems appropriate, including the filing of amended Tax Returns or requests for refunds, for all taxable periods ending on, prior to, or after the Effective Date.

(b) Each of the Debtors and the GUC Trust Administrator shall cooperate fully with each other regarding the implementation of this Section 7.7 (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records, and documents relating to taxes governed by this Section 7.7 until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals, or litigation with respect to such taxes. Without limiting the generality of the foregoing, the Debtors shall execute on or prior to the filing of a certificate of cancellation or dissolution for MLC a power of attorney authorizing the GUC Trust Administrator to correspond, sign, collect, negotiate, settle, and administer tax payments and Tax Returns for the taxable periods described in Section 7.7(a) hereof.

(c) Following the filing of a certificate of cancellation or dissolution for MLC, subject to Sections 6.16(a) and (d) of the MSPA, the GUC Trust Administrator shall have the sole right, at the expense of the GUC Trust, to control, conduct, compromise and settle any tax contest, audit, or administrative or court proceeding relating to any liability for taxes of the Debtors and shall be authorized to respond to any tax inquiries relating to the Debtors (except with respect to any property and ad valorem taxes relating to the Environmental Response Trust Assets); provided, however, for the avoidance of doubt, such expenses shall be satisfied in accordance with Section 6.13.

(d) Following the filing of a certificate of cancellation or dissolution for MLC, subject to the MSPA, the GUC Trust Administrator shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes of any Debtors, including for any taxable period ending on, prior to, or after the Effective Date (except with respect to any property and ad valorem taxes relating to the Environmental Response Trust Assets), and such refunds and credits shall be deemed Other GUC Trust Administrative Cash.

(e) In the event of any conflict between this Trust Agreement and the MSPA relating to the allocation of rights and responsibilities with respect to the Debtors’ tax matters, or in the event the MSPA addresses any such matter that is not addressed in this Trust Agreement, the provisions of the MSPA shall control; provided, however, that the provisions of the MSPA applicable to the Debtors shall apply, mutatis mutandis, to the GUC Trust Administrator following the filing of a certificate of cancellation or dissolution for MLC.

7.8. Delivery of Statement of Transfers. Following the funding of the GUC Trust (and in no event later than February 15th of the calendar year following the funding of the GUC Trust), MLC shall provide a “§ 1.468B-9 Statement” to the GUC Trust Administrator in accordance with Treasury Regulations section 1.468B-9(g).

7.9. Allocation of Distributions Between Principal and Interest. All distributions in respect of any Allowed General Unsecured Claim shall be allocated first to the principal amount of such Allowed General Unsecured Claim, as determined for federal income tax purposes, and thereafter, to the remaining portion of such Allowed General Unsecured Claim, if any.

ARTICLE VIII

POWERS OF AND LIMITATIONS ON THE GUC TRUST ADMINISTRATOR

8.1. Powers of the GUC Trust Administrator.

(a) Pursuant to the terms of the Plan and the Confirmation Order, the GUC Trust Administrator shall have various powers, duties and responsibilities concerning the prosecution of claims, the disposition of assets, the resolution of claims, and other obligations relating to maximizing the property of the GUC Trust Assets and the administration of the GUC Trust. In addition, the GUC Trust Administrator shall coordinate with the Avoidance Action Trust Administrator to maximize efficiency in distributions to general unsecured creditors in any situation where such coordination would be beneficial.

(b) The GUC Trust Administrator shall have only such rights, powers and privileges expressly set forth in the Plan, the Confirmation Order or this Trust Agreement and as otherwise provided by applicable law. Subject to the Plan, the Confirmation Order and other provisions herein, including the provisions relating to approvals of the GUC Trust Monitor and the DIP Lenders, the GUC Trust Administrator shall be expressly authorized to undertake the following actions, in the GUC Trust Administrator’s good faith judgment, in the best interests of the GUC Trust Beneficiaries and in furtherance of the purpose of the GUC Trust:

(i) hold legal title to any and all rights of the GUC Trust Beneficiaries in, to or arising from the GUC Trust Assets, for the benefit of the GUC Trust Beneficiaries that are entitled to distributions therefrom under the Plan, whether their General Unsecured Claims are Allowed on or after the Effective Date and whether they are the original holders of Units or the transferees of such holders;

(ii) manage and supervise the GUC Trust Assets;

(iii) execute all agreements, instruments and other documents, and effect all other actions necessary or appropriate to dispose of the GUC Trust Assets;

(iv) in the GUC Trust Administrator’s reasonable business judgment, object to and/or withdraw objections to Disputed General Unsecured Claims, and manage, control, prosecute and/or settle on behalf of the GUC Trust, (x) objections to Disputed General Unsecured Claims on account of which the GUC Trust Administrator (as a disbursing agent) will be responsible (if Allowed) for making distributions under the Plan and pursuant to this Trust Agreement, and (y) subject to obtaining any applicable consent from the Debtors and any necessary approval of the Bankruptcy Court, any claims for equitable subordination and recharacterization in connection with such objections subject to the consent of the GUC Trust Monitor, if applicable, in accordance with Section 11.3 hereof;

(v) monitor and enforce the implementation of the Plan insofar as relating to this Trust Agreement, the GUC Trust Assets or the GUC Trust;

(vi) calculate and implement distributions of the GUC Trust Distributable Assets obtained through the exercise of its power and authority as contemplated by the Plan, the Confirmation Order and this Trust Agreement and in accordance with the interests of the holders of Allowed General Unsecured Claims;

(vii) retain, pay, oversee and direct the services of, and terminate Trust Professionals in accordance with Section 8.3 hereof to carry out its duties and obligations hereunder, provided, however, that all such expenditures, solely to the extent that they are paid from the Wind-Down Budget Cash, shall be made in accordance with the Budget;

(viii) pay the reasonable fees and expenses of the GUC Trust Administrator and GUC Trust Monitor, provided, however, that all such expenditures, solely to the extent that they are paid from the Wind-Down Budget Cash, shall be made in accordance with the Budget;

(ix) pay the reasonable fees and expenses of the Indenture Trustees and Fiscal and Paying Agents out of the Indenture Trustee/Fiscal and Paying Agent Reserve Cash;

(x) incur and pay all reasonable expenses, satisfy ordinary course liabilities and make all other payments reasonable and necessary to administer and dispose of the GUC Trust Assets, provided, however, that all such expenditures, solely to the extent they are paid from the Wind-Down Budget Cash shall be made in accordance with the Budget;

(xi) invest monies received by the GUC Trust, the GUC Trust Administrator or otherwise held by the GUC Trust or the GUC Trust Administrator in accordance with Section 8.4 hereof;

(xii) protect and enforce the rights to the GUC Trust Assets vested in the GUC Trust Administrator by this Trust Agreement by any method deemed reasonably appropriate, including by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

(xiii) vote any claim or interest held by the GUC Trust in a case under the Bankruptcy Code and receive any distribution therefrom for the benefit of the GUC Trust;

(xiv) to the extent required, vote or make elections with respect to the GUC Trust Securities, provided that, in the event a vote or election is required, the GUC Trust Administrator, unless otherwise directed by the GUC Trust Monitor or the Bankruptcy Court, shall vote or make elections with respect to the GUC Trust Securities held in the GUC Trust on the record date for such vote or election in the same manner and proportion as all other relevant securities of the same class(es) are voted or with respect to which elections are made by holders other than the GUC Trust;

(xv) make all necessary filings in accordance with any applicable law, statute or regulation;

(xvi) purchase customary insurance coverage in accordance with Section 6.10 hereof;

(xvii) pay out of the GUC Trust Administrative Cash any fees to the U.S. Trustee, to the extent required in respect of this Trust Agreement, the GUC Trust Assets or the GUC Trust;

(xviii) assert and/or waive any applicable privileges (legal or otherwise) on behalf of the GUC Trust, or with respect to the GUC Trust Assets held by the Debtors at any time (prepetition or postpetition);

(xix) maintain the books and records of the GUC Trust;

(xx) furnish information to the Avoidance Action Trust Administrator, as provided in Section 6.11;

(xxi) request that the Debtors provide New GM Securities to the GUC Trust, as and when needed, pursuant to Section 2.3(a) of this Trust Agreement;

(xxii) sell GUC Trust Securities Assets in accordance with Section 6.1 of this Trust Agreement or request that the Debtors sell GUC Trust Securities Assets in accordance with Section 2.3 of this Trust Agreement;

(xxiii) open, maintain and close any bank, securities or other accounts that are necessary and appropriate to manage the GUC Trust Assets, including but not limited to the accounts listed on Exhibit C hereto; and

(xxiv) perform such functions and take such actions as are provided for or permitted in the Plan, the Confirmation Order, this Trust Agreement or any other agreement executed pursuant to the Plan and take any other actions as it may deem to be reasonably necessary or appropriate to dispose of the GUC Trust Assets.

(c) Without limiting the powers and responsibilities set forth in Section 8.1(b), the GUC Trust Administrator shall also be expressly authorized to undertake the following actions, in the GUC Trust Administrator’s good faith judgment, in furtherance of the wind-down of the Debtors’ affairs:

(i) If the Residual Wind-Down Assets are transferred to the GUC Trust upon the dissolution of the Debtors, the GUC Trust Administrator shall be responsible for the administration and distribution of the Residual Wind-Down Assets, in accordance with the Plan, the Confirmation Order and this Trust Agreement, and shall have the authority to object to and satisfy the Residual Wind-Down Claims in accordance with Section 6.13 of this Trust Agreement; provided, however, that in such event, and to the extent that the GUC Trust Administrator, in consultation with the GUC Trust Monitor, deems it necessary and advisable, the GUC Trust Administrator may petition the Bankruptcy Court for authorization to implement supplementary procedures (which shall not be contrary to the Plan, the Confirmation Order and this Trust Agreement) for the orderly resolution of Residual Wind-Down Claims and the administration and distribution of the Residual Wind-Down Assets.

(ii) monitor and enforce the implementation of the Plan insofar as relating to the wind-down of the Debtors’ affairs;

(iii) subject to Section 7.7 and the MSPA, file, if necessary, any and all tax and regulatory forms, returns, reports and other documents with respect to the Debtors and pay taxes properly payable by the Debtors insofar as relating to the wind-down of the Debtors’ affairs;

(iv) take all actions, file any pleadings with the Bankruptcy Court, and create any documents necessary to wind up the affairs of the Debtors and their Affiliates, implement the Plan, and close the bankruptcy cases;

(v) execute all agreements, instruments and other documents, and effect all other actions necessary or appropriate to dispose of the Residual Wind-Down Assets and to wind-down the Debtors’ affairs;

(vi) vote any claim or interest included in the Residual Wind-Down Assets;

(vii) make all necessary filings in accordance with any applicable law, statute or regulation insofar as relating to the wind-down of the Debtors’ affairs;

(viii) purchase customary insurance coverage in accordance with Section 6.10 hereof insofar as relating to the wind-down of the Debtors’ affairs;

(ix) act as a signatory on behalf of the Debtors for all purposes, including those associated with the novation of contracts and the wind-down of the Debtors’ affairs;

(x) cause the reduction, reinstatement or discharge of any intercompany claim and any claim held against any non-Debtor subsidiary or Affiliate by any Debtor or by any other non-Debtor subsidiary or Affiliate;

(xi) pay any fees to the U.S. Trustee, to the extent required in respect of the wind-down of the Debtors’ affairs;

(xii) pay the reasonable fees and expenses incurred in connection with the wind-down of the Debtors’ affairs and the resolution of the Residual Wind-Down Claims and distribution of the Residual Wind-Down Assets;

(xiii) open, maintain and close any bank, securities or other accounts that are necessary and appropriate to manage the Residual Wind-Down Assets, including but not limited to the accounts listed on Exhibit D hereto; and

(xiv) perform such functions and take such actions as are provided for or permitted in the Plan, the Confirmation Order, this Trust Agreement or any other agreement executed pursuant to the Plan and take any other actions as it may deem to be reasonably necessary or appropriate to effectuate the wind-down of the Debtors’ affairs, obtain an order closing the Chapter 11 Cases, and exercise the GUC Trust Administrator’s powers granted herein in respect thereof.

(d) In all circumstances other than with respect to the matters addressed in Section 8.1(c), the GUC Trust Administrator shall act in the best interests of all GUC Trust Beneficiaries and in furtherance of the purpose of the GUC Trust in a manner consistent with the Budget, and, with respect to the matters addressed in Section 8.1(c), in a manner not inconsistent with the best interests of the GUC Trust Beneficiaries. The GUC Trust Administrator shall not take any action inconsistent with the purpose of the GUC Trust, or take (or fail to take) any action that would cause the GUC Trust to fail to qualify as a “disputed ownership fund” within the meaning of Treasury Regulations section 1.468B-9.

(e) Notwithstanding any provision herein to the contrary, the GUC Trust Administrator shall not serve on the board of directors, management committee or any similar governing body of any non-Debtor subsidiary of MLC, where the charter, limited liability company agreement, partnership agreement or other similar constituent document of such subsidiary does not provide for a liquidating purpose for such subsidiary. Except as otherwise provided in this Trust Agreement, the GUC Trust Administrator will not be required to obtain the order or approval of the Bankruptcy Court, or any other court of competent jurisdiction in, or account to the Bankruptcy Court or any other court of competent jurisdiction for, the exercise of any right, power or privilege conferred hereunder. Notwithstanding the foregoing, where the GUC Trust Administrator determines, in its reasonable discretion, that it is necessary, appropriate or desirable, the GUC Trust Administrator will have the right to submit to the Bankruptcy Court or any other court of competent jurisdiction any question or questions regarding any specific action proposed to be taken by the GUC Trust Administrator with respect to this Trust Agreement, the GUC Trust, or the GUC Trust Assets, including the administration and distribution of the GUC Trust Assets and the termination of the GUC Trust. Pursuant to the Plan, the Bankruptcy Court has retained jurisdiction for such purposes and may approve or disapprove any such proposed action upon motion by the GUC Trust Administrator.

8.2. Limitations on the GUC Trust Administrator. The GUC Trust Administrator shall not be authorized to engage, in its capacity as GUC Trust Administrator, in any trade or business with respect to the GUC Trust Assets or any proceeds therefrom except to the extent reasonably necessary to, and consistent with, the purpose of the GUC Trust. The GUC Trust Administrator shall take such actions consistent with the prompt orderly disposition of the GUC Trust Assets as required by applicable law and consistent with the treatment of the GUC Trust as a disputed ownership fund under Treasury Regulations section 1.468B-9, to the extent such actions are permitted by this Trust Agreement. The GUC Trust Administrator shall, in its capacity as GUC Trust Administrator and on behalf of the GUC Trust, hold the GUC Trust out as a trust in the process of liquidation and not as an investment company. The GUC Trust Administrator shall not, and shall not cause the GUC Trust to, become, engage or encourage the services of a market-maker for the Units, list the Units on a national securities exchange or a quotation service or system, place any advertisements in the media promoting investment into the Units, collect or publish information about prices at which Units have been or may be transferred or otherwise take actions intended to facilitate or encourage the development of an active trading market in the Units. For the avoidance of doubt, any actions permitted, required or contemplated by the Plan, the Confirmation Order, this Trust Agreement (including the posting of information to a public website as contemplated by Section 6.2 herein) or applicable law (including required reporting to the SEC) shall not be considered actions that facilitate or encourage the development of an active trading market. The GUC Trust Administrator shall, in its capacity as GUC Trust Administrator, be restricted to the liquidation of the GUC Trust on behalf, and for the benefit, of the GUC Trust Beneficiaries and the distribution and application of GUC Trust Assets for the purposes set forth in, and the conservation and protection of the GUC Trust Assets and the administration thereof, and to the matters addressed in Section 8.1(c), in each case in accordance with, the provisions of the Plan, the Confirmation Order and this Trust Agreement.

8.3. Agents and Professionals.

(a) The GUC Trust Administrator on behalf of the GUC Trust may, but shall not be required to, from time to time enter into contracts with, consult with and retain Trust Professionals, on such terms as the GUC Trust Administrator deems appropriate in accordance with Section 8.1 hereof and in accordance with the Budget. None of the professionals that represented parties-in-interest in the Chapter 11 Cases shall be precluded from being engaged by the GUC Trust Administrator solely on account of their service as a professional for such parties-in-interest prior to the Effective Date. Notwithstanding anything herein to the contrary, if the Trust Professionals will be paid from the Wind-Down Budget Cash, prior to such retention, the GUC Trust Administrator shall identify the Trust Professionals to the DIP Lenders. The DIP Lenders shall not object to the retention of Trust Professionals so long as the payment structure for such Trust Professionals is consistent with the Budget, the provisions of the Plan including section 6.2(m) thereof, the Confirmation order and this Trust Agreement.

(b) After the Effective Date, Trust Professionals and any other persons that may be entitled to receive payment from the GUC Trust other than the GUC Trust Administrator and GUC Trust Monitor shall be required to submit reasonably detailed invoices on a monthly basis to the GUC Trust Administrator, the GUC Trust Monitor and the DIP Lenders, including in such invoices a description of the work performed, the individuals who performed such work, and, if billing on an hourly basis, the hourly rate of such person, plus an itemized statement of expenses. Subject to withholding the applicable Holdback for each Trust Professional, the GUC Trust Administrator shall timely pay all such invoices that are not disputed by the GUC Trust Administrator and as to which the GUC Trust Monitor or the DIP Lenders do not object within fifteen days after their receipt thereof, and shall not require approval of the Bankruptcy Court in order to do so; provided that the GUC Trust Administrator shall not pay any amounts that are not in compliance with Section 2.6(c) of this Trust Agreement, unless such Trust Professionals shall be paid from amounts other than the Wind-Down Budget Cash. In the event of any dispute concerning the entitlement to, or the reasonableness of any compensation and/or expenses of any Trust Professionals or any other persons that may be entitled to receive payment from the GUC Trust as aforesaid, either the GUC Trust Administrator or the other party to the dispute may petition the Bankruptcy Court to resolve the dispute.

(c) All payments to Trust Professionals shall be paid out of the GUC Trust Administrative Cash or the Residual Wind-Down Assets, as applicable.

(d) The GUC Trust Administrator shall pay the respective Holdback amounts to the applicable Trust Professionals, in accordance with Section 2.6(d) of this Trust Agreement.

8.4. Investment of GUC Trust Cash.

(a) The GUC Trust Administrator shall set up segregated accounts for the GUC Trust Cash as follows: (i) GUC Trust Distributable Cash which shall be held in trust for the benefit of GUC Trust Beneficiaries; (ii) Other GUC Trust Administrative Cash which shall be used to first pay the administrative expenses of the GUC Trust as provided in Section 6.1, and to the extent not required for such payment, shall be held in trust for the benefit of GUC Trust Beneficiaries; (iii) Wind-Down Budget Cash (other than the Indenture Trustee/Fiscal and Paying Agent Reserve Cash) which shall be used to pay the administrative expenses of the GUC Trust, and over which the DIP Lenders have a lien; (iv) Indenture Trustee/Fiscal and Paying Agent Reserve Cash, which shall be used to pay or reimburse the Indenture Trustees and the Fiscal and Paying Agents for

administering distributions to holders of Note Claims and Eurobond Claims pursuant to the Plan; and (v) Residual Wind-Down Assets, which shall be used to satisfy the Residual Wind-Down Expenses, and over which the DIP Lenders have a lien.

(b) The GUC Trust Administrator shall invest the GUC Trust Cash (including any earnings thereon or proceeds thereof) in the manner set forth in this Section 8.4, but shall otherwise be under no liability for interest or income on any monies received by the GUC Trust hereunder and held for distribution or payment to the GUC Trust Beneficiaries, except as such interest shall actually be received. Investment of any GUC Trust Cash shall be administered in accordance with the general duties and obligations hereunder. The right and power of the GUC Trust Administrator to invest the GUC Trust Cash and the proceeds thereof, or any income earned by the GUC Trust, shall be limited to investing such GUC Trust Cash (pending distribution or disbursement in accordance with the Plan or this Trust Agreement) in Permissible Investments; provided, however, that such Permissible Investments shall be limited to include only those investments that a disputed ownership fund, within the meaning of Treasury Regulations section 1.468B-9, may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise.

(c) For the avoidance of doubt, the GUC Trust is not, and will not hold itself out as, an “investment company” as such term is understood under the Investment Company Act of 1940, and is prohibited from investing, reinvesting or trading in securities (other than making any Permissible Investments or holding and administering the GUC Trust Securities Assets as contemplated by the Plan, the Confirmation Order and this Trust Agreement) or conducting any trade or business other than implementing the Plan, distributing GUC Trust Distributable Assets under the Plan and this Trust Agreement and effectuating the wind-up of the affairs of MLC and the other Debtors.

8.5. Termination. The duties, responsibilities and powers of the GUC Trust Administrator will terminate when the GUC Trust is dissolved and terminated pursuant to Article IV hereof and the GUC Trust Administrator has performed all of its obligations under Section 4.3, by an order of the Bankruptcy Court or by entry of a final decree closing the Debtors’ cases before the Bankruptcy Court; provided, however, that Sections 9.4, 9.5 and 9.6 hereof shall survive such termination, dissolution and entry.

ARTICLE IX

ADDITIONAL MATTERS CONCERNING THE GUC TRUST ADMINISTRATOR

9.1. Reliance by GUC Trust Administrator. Except as otherwise provided in the Plan, the Confirmation Order or this Trust Agreement, the GUC Trust Administrator may rely and shall be protected in acting upon any resolution, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the GUC Trust Administrator to be genuine and to have been signed or presented by the proper party or parties.

9.2. Liability to Third Persons. To the fullest extent permitted by applicable law, the GUC Trust Administrator Parties shall not be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person (including, in the case of the GUC Trust Administrator, to any Trust Professionals retained by the GUC Trust Administrator in accordance with this Trust Agreement) in connection with the GUC Trust Assets, the Residual Wind-Down Assets or the affairs of the GUC Trust and shall not be liable with respect to any action taken or omitted to be taken in good faith, except for actions and omissions determined by a Final Order of the Bankruptcy Court to be due to their respective willful misconduct (including, but not limited to, conduct that results in a personal profit at the expense of the GUC Trust), gross negligence, fraud, malpractice, criminal conduct, unauthorized use of confidential information that causes damages, breach of fiduciary duty (to the extent applicable), or ultra vires acts, and all such persons shall look solely to the GUC Trust Assets or Residual Wind-Down Assets, as applicable, for satisfaction of claims of any nature arising in connection with affairs of the GUC Trust.

9.3. Non-liability of GUC Trust Administrator for Acts of Others. Except as provided herein, nothing contained in the Plan, the Confirmation Order or this Trust Agreement shall be deemed to be an assumption by the GUC Trust Administrator of any of the liabilities, obligations or duties of the Debtors or shall be deemed to be or contain a covenant or agreement by the GUC Trust Administrator to assume or accept any such liability, obligation or duty. Any successor GUC Trust Administrator may accept and rely upon any accounting made by or on behalf of any predecessor GUC Trust Administrator hereunder, and any statement or representation made as to the assets comprising the GUC Trust Assets or the Residual Wind-Down Assets, or as to any other fact bearing upon the prior administration of the GUC Trust, so long as it has a good faith basis to do so. The GUC Trust Administrator shall not be liable for having accepted and relied in good faith upon any such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. Neither the GUC Trust Administrator nor any successor GUC Trust Administrator shall be liable for any act or omission of any predecessor GUC Trust Administrator, nor have a duty to enforce any claims against any predecessor GUC Trust Administrator on account of any such act or omission, unless directed in good faith to do so by the GUC Trust Monitor.

9.4. Exculpation. To the fullest extent permitted by applicable law, the GUC Trust Administrator Parties shall be and hereby are exculpated by all Persons, including holders of General Unsecured Claims, Units and Residual Wind-Down Claims and other parties-in-interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of their respective powers and duties conferred by the Plan, the Confirmation Order, this Trust Agreement or any Order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law or otherwise (including, without limitation, any claims, causes of action and other assertions of liabilities arising out of or related to the Residual Wind-Down Expenses and the wind-down of the Debtors’ affairs), except for actions or omissions to act that are determined by Final Order of the Bankruptcy Court to have arisen out of the willful misconduct (including, but not limited to, conduct that results in a personal profit at the expense of the GUC Trust), gross negligence, fraud, malpractice, criminal conduct, unauthorized use of confidential information that causes damages, breach of fiduciary duty (to the extent applicable), or ultra vires acts of such GUC Trust Administrator Party. No holder of a General Unsecured Claim or other party-in-interest will have or be permitted to pursue any claim or cause of action against the GUC Trust Administrator Parties or the GUC Trust, for making payments and distributions in accordance with the Plan, the Confirmation Order or this Trust Agreement or for implementing the provisions thereof. Any action taken or omitted to be taken with the express approval of the Bankruptcy Court will conclusively be deemed not to constitute willful misconduct, gross negligence, fraud, malpractice, criminal conduct, unauthorized use of confidential information that causes damages, breach of fiduciary duty, or ultra vires acts; provided, however, that notwithstanding any provision herein to the contrary, the GUC Trust Administrator shall not be obligated to comply with a direction of the GUC Trust Monitor, whether or not express, which would result in a change to the distribution provisions of the Plan, the Confirmation Order or this Trust Agreement.

9.5. Limitation of Liability. In no event shall the GUC Trust Administrator Parties be liable for punitive, exemplary, consequential, special or other damages for a breach of, or otherwise in connection with, this Trust Agreement under any circumstances.

9.6. Indemnity. To the fullest extent permitted by applicable law, the GUC Trust Administrator Parties shall be indemnified by the GUC Trust solely from the GUC Trust Assets or the Residual Wind-Down Assets, as applicable, for any losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, disbursements and related expenses which the GUC Trust Administrator Parties may incur or to which the GUC Trust Administrator Parties may become subject in connection with any action, suit, proceeding or investigation brought by or threatened against one or more of the GUC Trust Administrator Parties on account of the acts or omissions in their capacity as, or on behalf of, the GUC Trust Administrator; provided, however, that the GUC Trust shall not be liable to indemnify any GUC Trust Administrator Party for any act or omission arising out of such GUC Trust Administrator Party’s respective actions that are determined by a Final Order of the Bankruptcy Court to be willful misconduct (including, but not limited to, conduct that results in a personal profit at the expense of the GUC Trust), gross negligence, fraud, malpractice, criminal conduct, unauthorized use of confidential information that causes damages, breach of fiduciary duty (to the extent applicable), or ultra vires acts. Notwithstanding any provision herein to the contrary, the GUC Trust Administrator Parties shall be entitled to obtain advances from the GUC Trust to cover their reasonable expenses of defending themselves in any action brought against them as a result of the acts or omissions, actual or alleged, of a GUC Trust Administrator Party in its capacity as such; provided, however, that the GUC Trust Administrator Parties receiving such advances shall repay the amounts so advanced to the GUC Trust immediately upon the entry of a final, non-appealable judgment or order finding that such GUC Trust Administrator Parties were not entitled to any indemnity under the provisions of this Section 9.6. Any amounts payable to any GUC Trust Administrator Party pursuant to this Section 9.6 shall be satisfied as follows: (i) first from the Wind-Down Budget Cash, (ii) second from the Other GUC Trust Administrative Cash, and (iii) third from the GUC Trust Distributable Assets as provided in Section 6.1(b); provided, however, that the use of GUC Trust Distributable Cash or the sale and/or borrowing against GUC Trust Distributable Assets as contemplated in clause (iii) of the foregoing shall be subject to the prior approval by the Bankruptcy Court, as provided in Section 6.1(b)(iv). The foregoing indemnity in respect of any GUC Trust Administrator Party shall survive the termination of such GUC

Trust Administrator Party from the capacity for which they are indemnified. For the avoidance of doubt, any claim, to the extent related to the wind-down of the Debtors’ affairs or the resolution or satisfaction of the Residual Wind-Down Claims or distribution of the Residual Wind-Down Assets, or to the extent otherwise related to the Residual Wind-Down Assets, shall be satisfied in accordance with Section 6.13.

9.7. Compensation and Expenses. The GUC Trust Administrator shall receive fair and reasonable compensation for its services, to be paid out of the Wind-Down Budget Cash in accordance with the Budget prior to the final Distribution Date. The GUC Trust Administrator shall be entitled, without the need for approval of the Bankruptcy Court, to reimburse itself from the Wind-Down Budget Cash on a monthly basis for such compensation and all reasonable out-of-pocket expenses actually incurred in the performance of duties in accordance with this Trust Agreement and the Budget. In addition, to the extent the Wind-Down Budget Cash is not sufficient to provide the GUC Trust Administrator fair and reasonable compensation for its services or for reasonable out-of-pocket expenses, it shall be paid out of the Other GUC Trust Administrative Cash in accordance with Section 6.1.

9.8. No Personal Financial Liability. No provision of the Plan, Confirmation Order or this Trust Agreement shall be construed as requiring the GUC Trust Administrator to expend or risk its own funds or otherwise to incur any personal financial liability (x) in the performance of any of its duties thereunder or hereunder, including but not limited to the payment of fees and expenses of the Trust Professionals, and any situation where the GUC Trust Assets and/or the Residual Wind-Down Assets are insufficient to permit the administration of the GUC Trust or distributions as contemplated herein, or (y) in the exercise of any of its rights or powers afforded hereunder or thereunder.

ARTICLE X

SUCCESSOR GUC TRUST ADMINISTRATORS

10.1. Resignation. The GUC Trust Administrator may resign from the GUC Trust by giving at least sixty (60) days’ prior written notice thereof to the GUC Trust Monitor. Such resignation shall become effective on the later to occur of (x) the date specified in such written notice and (y) the effective date of the appointment of a successor GUC Trust Administrator in accordance with Section 10.4 hereof and such successor’s acceptance of such appointment in accordance with Section 10.5 hereof.

10.2. Removal. The holders of a majority of the Units may at any time petition the Bankruptcy Court for the removal of the GUC Trust Administrator, but only for good cause shown. Such removal shall become effective on the date ordered by the Bankruptcy Court, provided that such removal shall not become effective until the appointment of a successor GUC Trust Administrator in accordance with Section 10.4 hereof and such successor’s acceptance of such appointment in accordance with Section 10.5 hereof. The services of the GUC Trust Administrator shall also terminate upon its bankruptcy, provided that such termination shall not become effective until the appointment of a successor GUC Trust Administrator in accordance with Section 10.4 hereof and such successor’s acceptance of such appointment in accordance with Section 10.5 hereof.

10.3. Effect of Resignation or Removal. The resignation, removal or bankruptcy of the GUC Trust Administrator shall not operate to terminate the GUC Trust or to revoke any existing agency created pursuant to the terms of the Plan, the Confirmation Order or this Trust Agreement or invalidate any action theretofore taken by the GUC Trust Administrator. The exculpation, indemnity and limitation of liability provisions of Article X of this Trust Agreement shall survive the resignation, removal or bankruptcy of the GUC Trust Administrator. All fees and expenses properly incurred by the GUC Trust Administrator prior to the resignation, Incompetency, removal or bankruptcy of the GUC Trust Administrator shall be paid from the GUC Trust Administrative Cash, or Residual Wind-Down Assets, as applicable, unless such fees and expenses are disputed by (x) the GUC Trust Monitor or (y) the successor GUC Trust Administrator, in which case the Bankruptcy Court shall resolve the dispute and any disputed fees and expenses of the predecessor GUC Trust Administrator that are subsequently allowed by the Bankruptcy Court shall be paid from the GUC Trust Administrative Cash or Residual Wind-Down Assets, as applicable. In the event of the resignation, removal or bankruptcy of the GUC Trust Administrator, such GUC Trust Administrator shall:

(a) promptly execute and deliver such documents, instruments and other writings as may be reasonably requested by the successor GUC Trust Administrator or directed by the Bankruptcy Court to effect the termination of such GUC Trust Administrator’s capacity under this Trust Agreement;

(b) promptly deliver to the successor GUC Trust Administrator all documents, instruments, records and other writings related to the GUC Trust as may be in the possession of such GUC Trust Administrator; and

(c) otherwise assist and cooperate in effecting the assumption of its obligations and functions by such successor GUC Trust Administrator.

10.4. Appointment of Successor. In the event of the resignation, removal, Incompetency or bankruptcy of the GUC Trust Administrator, the GUC Trust Monitor shall promptly appoint a successor GUC Trust Administrator, provided that such appointment shall not take effect unless approved by the Bankruptcy Court upon the petition of the GUC Trust Monitor and until the successor GUC Trust Administrator shall have delivered written acceptance of its appointment as described Section 10.5 below. If a successor GUC Trust Administrator does not take office within thirty (30) days after the resignation, removal, Incompetency or bankruptcy of the retiring GUC Trust Administrator, the Bankruptcy Court, upon its own motion or the motion of the retiring GUC Trust Administrator or any GUC Trust Beneficiary, shall appoint a successor GUC Trust Administrator.

10.5. Acceptance of Appointment by Successor GUC Trust Administrator. Any successor GUC Trust Administrator appointed hereunder shall execute an instrument accepting its appointment and shall deliver one counterpart thereof to the Bankruptcy Court for filing and to the GUC Trust Monitor and, in case of the GUC Trust Administrator’s resignation, to the resigning GUC Trust Administrator. Thereupon, such successor GUC Trust Administrator shall, without any further act, become vested with all the duties, powers, rights, obligations, title, discretion and privileges of its predecessor in the GUC Trust with like effect as if originally named GUC Trust Administrator and shall be deemed appointed pursuant to Bankruptcy Code Section 1123(b)(3)(B); provided, however, such successor GUC Trust Administrator shall file an amendment to the Certificate of Trust with the Secretary of State as required by the Delaware Act. The predecessor GUC Trust Administrator shall duly assign, transfer and deliver to such successor GUC Trust Administrator all GUC Trust Assets held by such predecessor GUC Trust Administrator hereunder and shall, as directed by the Bankruptcy Court or reasonably requested by such successor GUC Trust Administrator, execute and deliver an instrument or instruments conveying and transferring to such successor GUC Trust Administrator upon the trusts herein expressed, all the duties, powers, rights, obligations, title, discretion and privileges of the predecessor GUC Trust Administrator.

10.6. Successor Entity to GUC Trust Administrator. Any business entity into which the GUC Trust Administrator may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the GUC Trust Administrator shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the GUC Trust Administrator, shall be the successor of the GUC Trust Administrator hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, such successor GUC Trust Administrator shall file an amendment to the Certificate of Trust with the Secretary of State as required by the Delaware Act.

ARTICLE XI

GUC TRUST MONITOR

11.1. General.

(a) The GUC Trust Monitor shall oversee the activities of the GUC Trust Administrator as set forth in this Trust Agreement. In all circumstances, the GUC Trust Monitor shall act in the best interests of all GUC Trust Beneficiaries, in furtherance of the purpose of the GUC Trust, and in accordance with this Trust Agreement.

(b) In furtherance of its rights and responsibilities under this Trust Agreement, the GUC Trust Monitor shall have access, on reasonable advance notice and during regular business hours, to all such books and records of the GUC Trust, and the GUC Trust Administrator shall have the right to consult with all such professionals engaged by the GUC Trust Administrator and shall participate in all such meetings of the GUC Trust Administrator and the Trust Professionals as the GUC Trust Monitor deems reasonably necessary or appropriate. Any documents shared between the GUC Trust Administrator and the GUC Trust Monitor shall be subject to joint privilege, and such sharing shall not be deemed to waive any attorney-client or work product privilege in respect of such documents.

(c) Without limiting the access rights of the GUC Trust Monitor generally, for each of the first twelve calendar months following the Effective Date, the GUC Trust Administrator shall provide to the GUC Trust Monitor a monthly report containing the information set forth in Sections 6.2(b) and (c), mutatis mutandis, with respect to such month, to be delivered as follows: (i) with respect to each month, other than the last month, of each calendar quarter, reports shall be delivered within 14 days after the end of the month; (ii) with respect to the last month of each calendar quarter, reports shall be delivered within 30 days following the end of the month; and (iii) with respect to the last month of the fiscal year of the GUC Trust, the report shall be delivered within 45 days following the end of the month.

(d) Notwithstanding anything in this Section 11.1 or Section 11.2 hereof, the GUC Trust Monitor shall not take (or fail to take) any action which will cause the GUC Trust to fail to qualify as a “disputed ownership fund” within the meaning of Treasury Regulation section 1.468B-9 for U.S. federal or applicable state or local income tax purposes.

11.2. Appointment and Removal of the GUC Trust Monitor.

(a) Subject to Section 11.2(d), the GUC Trust Monitor shall serve until the earlier of (w) the final distribution of all GUC Trust Distributable Assets, (x) its resignation pursuant to subsection (b) of this Section 11.2, (y) its removal pursuant to subsection (c) of this Section 11.2 or (z) its bankruptcy.

(b) The GUC Trust Monitor may resign at any time by written notice of resignation to the GUC Trust Administrator, a copy of which shall also be filed by the GUC Trust Monitor with the Bankruptcy Court. Such resignation shall be effective no earlier than sixty (60) days from the date of such notice or such earlier time as a successor is appointed in accordance with the provisions of subsection (d) of this Section 11.2.

(c) The holders of a majority of the Units may at any time petition the Bankruptcy Court for the removal of the GUC Trust Monitor, but only for good cause shown. Such removal shall become effective on the date ordered by the Bankruptcy Court.

(d) In the event of the resignation, removal or bankruptcy of the GUC Trust Monitor, the GUC Trust Administrator shall promptly appoint a successor GUC Trust Monitor, provided that such appointment shall not take effect unless approved by the Bankruptcy Court upon the petition of the GUC Trust Administrator and until the successor GUC Trust Monitor shall have delivered written acceptance of its appointment as described in clause (e) of this Section 11.2 below; and provided further that until a new GUC Trust Monitor’s appointment is effective, the resigning GUC Trust Monitor’s appointment shall remain in effect, and the resigning GUC Trust Monitor shall fulfill all obligations and duties of the GUC Trust Monitor. If a successor GUC Trust Monitor does not take office within thirty (30) days after the resignation, removal, Incompetency or bankruptcy of the retiring GUC Trust Monitor, the Bankruptcy Court, upon its own motion or the motion of the retiring GUC Trust Monitor or any GUC Trust Beneficiary, shall appoint a successor GUC Trust Monitor.

(e) Any successor GUC Trust Monitor appointed hereunder shall execute an instrument accepting its appointment and shall deliver one counterpart thereof to the Bankruptcy Court for filing and to the GUC Trust Administrator.

(f) Immediately upon effectiveness of the appointment of a successor GUC Trust Monitor, all rights, powers, duties, authority, and privileges of the predecessor GUC Trust Monitor hereunder will be vested in and undertaken by the successor GUC Trust Monitor without any further act. The successor GUC Trust Monitor shall not be liable personally for any act or omission of the predecessor GUC Trust Monitor.

11.3. Approval of and Consultation with the GUC Trust Monitor.

(a) Notwithstanding anything in this Trust Agreement to the contrary, the GUC Trust Administrator shall submit to the GUC Trust Monitor for its review and prior approval the following matters, in addition to any other matters that expressly require the approval of the GUC Trust Monitor pursuant to the terms of the Plan, the Confirmation Order or this Trust Agreement:

(i) Any decision to settle or otherwise resolve any objections to Disputed General Unsecured Claims against the Debtors where the amount sought to be Allowed equals or exceeds $10,000,000;

(ii) Any decision to refrain from making any distributions to the holders of Allowed General Unsecured Claims or Units, as the case may be, in accordance with the Trust Agreement, except as expressly permitted herein;

(iii) Any decision to retain and/or to terminate the retention of Trust Professionals (other than legal counsel retained to represent the GUC Trust Administrator in connection with its role as GUC Trust Administrator, which shall be in the GUC Trust Administrator’s sole discretion);

(iv) The incurrence of any cost or expense of the GUC Trust in excess of 10% of any individual line item therefor in the approved Budget, measured on a yearly basis; provided, however, that approval of the GUC Trust Monitor shall not be required in the case of any cost or expense authorized by further order of the Bankruptcy Court;

(v) The reports and Budget described in Sections 6.2 and 6.4 hereof and any changes thereto;

(vi) Any amendment of this Trust Agreement as provided in Section 13.13 hereof;

(vii) Any privately-negotiated transaction to sell the New GM Securities for the sole purpose of liquidating fractional shares or expiring warrants pursuant to Sections 5.6 and 5.7, respectively; and

(viii) Any distribution that is not made in accordance with the provisions of Article V as contemplated by Section 5.8; provided, however, that any deviation from the provisions of Article V other than as contemplated by Section 5.8 shall also require approval of the Bankruptcy Court.

Notwithstanding anything herein to the contrary, the provisions of this Section 11.3 shall not supercede or modify the rights of the DIP Lenders to approve or review the expenditure of the Wind-Down Budget Cash or the Budget.

(b) In addition to any other matters that expressly require consultation with the GUC Trust Monitor pursuant to the terms of the Plan, the Confirmation Order or this Trust Agreement, the GUC Trust Administrator shall consult with the GUC Trust Monitor in advance of an application to the Bankruptcy Court to sell or borrow against the GUC Trust Distributable Assets in order to satisfy the fees and expenses of the GUC Trust, as contemplated by Section 6.1(b), (c) and (d) hereof; provided that, the GUC Trust Administrator shall not be required to obtain the approval of the Bankruptcy Court or consult with or obtain the consent of the GUC Trust Monitor in connection with the sale of any New GM Securities in the public market for the sole purpose of liquidating fractional shares or expiring warrants pursuant to Sections 5.6 and 5.7 respectively.

(c) In the event of any disagreement between the GUC Trust Administrator and the GUC Trust Monitor regarding any matter requiring the approval or direction of the GUC Trust Monitor under this Trust Agreement, the GUC Trust Administrator and the GUC Trust Monitor shall consult and negotiate diligently and in good faith to resolve such disagreement. If despite their good faith efforts, the GUC Trust Administrator and the GUC Trust Monitor are unable to resolve any disagreement, or the GUC Trust Administrator cannot otherwise obtain approval or direction from the GUC Trust Monitor as required by this Trust Agreement, the GUC Trust Administrator may petition the Bankruptcy Court, with a copy to the GUC Trust Monitor, requesting such approval or direction.

11.4. Exculpation and Indemnification; Limitation of Liability. To the fullest extent permitted by applicable law, the GUC Trust Monitor Parties shall not be subject to personal liability, and shall be exculpated and indemnified, and shall have the right to obtain advances to cover reasonable expenses of defense, to the same extent as the GUC Trust Administrator Parties pursuant to Section 9.2, Section 9.4, Section 9.5, Section 9.6 and Section 10.3. In no event will the GUC Trust Monitor Parties be liable for punitive, exemplary, consequential, special or other damages for a breach of, or otherwise in connection with, this Trust Agreement under any circumstances.

11.5. Compensation and Expenses. The GUC Trust Monitor shall receive fair and reasonable compensation for its services, to be paid out of the Wind-Down Budget Cash, in accordance with the Budget. The GUC Trust Monitor shall be entitled, without the need for approval of the Bankruptcy Court, to direct the GUC Trust Administrator to reimburse the GUC Trust Monitor from the Wind-Down Budget Cash on a monthly basis, for all reasonable out-of-pocket expenses actually incurred in the performance of duties in accordance with this Trust Agreement, consistent with the Budget prepared pursuant to Section 6.4 hereof. In addition, to the extent the Wind-Down Budget Cash is not sufficient to provide the GUC Trust Monitor fair and reasonable compensation for its services or for reasonable out-of-pocket expenses, it shall be paid out of the Other GUC Trust Administrative Cash in accordance with Section 6.1.

ARTICLE XII

ACTION BY MAJORITY OF HOLDERS OF UNITS

Holders of a majority of the Units from time to time outstanding may petition the Bankruptcy Court to remove the GUC Trust Administrator in accordance with Section 10.2 or to remove the GUC Trust Monitor in accordance with Section 11.2, but in each case only for good cause shown. In determining whether the holders of a majority of the Units have concurred in any such petition, Units held by the GUC Trust Administrator or the GUC Trust Monitor or any of their respective Affiliates shall be disregarded.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1. Actions Taken on Other Than Business Day. In the event that any payment or act under the Plan, the Confirmation Order or this Trust Agreement is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

13.2. Governing Law. This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to rules governing conflicts of law.

13.3. Jurisdiction. Subject to the proviso below, the parties agree that the Bankruptcy Court shall have exclusive and continuing jurisdiction over the GUC Trust and the GUC Trust Administrator, including the administration and activities of the GUC Trust and the GUC Trust Administrator; provided, however, that notwithstanding the foregoing, the GUC Trust Administrator shall have power and authority to bring any action in any court of competent jurisdiction to prosecute any claims or Causes of Action assigned to the GUC Trust, including the Delaware Chancery Court, the Delaware Superior Court and the Delaware Supreme Court.

13.4. Third Party Beneficiary. GUC Trust Beneficiaries are third party beneficiaries of this Trust Agreement. The GUC Trust Administrator Parties (other than the GUC Trust Administrator) are third party beneficiaries of the provisions of Section 9.2, Section 9.4, Section 9.5 and Section 9.6 of this Trust Agreement. The GUC Trust Monitor Parties (other than the GUC Trust Monitor) are third party beneficiaries of the provisions of Section 11.4 of this Trust Agreement, and, to the extent incorporated therein, Section 9.2, Section 9.4, Section 9.5 and Section 9.6 of this Trust Agreement. The Trust Administrator Parties (as defined in the Avoidance Action Trust Agreement) and the Trust Monitor Parties (as defined in the Avoidance Action Trust Agreement) are third party beneficiaries of the provisions of Section 6.11 of this Trust Agreement. The DIP Lenders are third party beneficiaries of this Trust Agreement to the extent of their rights of approval contained herein and their residual interests in the Wind-Down Budget Cash and the Residual Wind-Down Assets. Except as aforesaid, there are no other third party beneficiaries of this Trust Agreement.

13.5. Severability. In the event any provision of this Trust Agreement or the application thereof to any person or circumstances shall be determined by a final, non-appealable judgment or order to be invalid or unenforceable to any extent, the remainder of this Trust Agreement or the application of such provision to persons or circumstances or in jurisdictions other than those as to or in which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Trust Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.6. Notices. Any notice or other communication required or permitted to be made under this Trust Agreement shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if delivered personally, by email, facsimile, sent by nationally recognized overnight delivery service or mailed by first-class mail:

(A)	if to the GUC Trust Administrator, to:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware, 19890-1615

Phone: (302) 636-6000

Telecopier: (302) 636-4140

Attn: Corporate Trust Administration

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Phone: (212) 351-4000

Telecopier (212) 351-4035

Attn: Matthew Williams and Keith Martorana

(B)	if to the GUC Trust Monitor, to:

FTI Consulting, Inc.

1201 W. Peachtree St., Suite 600

Atlanta, GA 30309

(C)

if to any GUC Trust Beneficiary, in the case of a holder of an Allowed General Unsecured Claim, to the last known address of such GUC Trust Beneficiary according to the Debtors’ Schedules or such GUC Trust Beneficiary’s proof of claim, and, in the case of holder of Units (i) if and for so long as the Units are represented by Global Unit Certificate(s) held through DTC, in accordance with the practices and procedures of DTC; and otherwise (ii) to such address as appears on the books and records of the GUC Trust Administrator, or such other address as may be designated from time to time by notice given in accordance with the provisions of this Section 13.6.

(D)	if to the DIP Lenders, to:

(1)	U.S. Treasury

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Attn: Chief Counsel, Office of Financial Stability

Telecopier: (202) 927-9225

E-mail: OFSChiefCounselNotices@do.treas.gov

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Phone: (212) 504-6000

Attention: John Rapisardi and Doug Mintz

E-mail: john.rapisardi@cwt.com

E-mail: douglas.mintz@cwt.com

(2)	EDC

Export Development Canada

151 O’Connor Street

Ottawa, Ontario

Canada K1A 1K3

Attention: Loans Services

Telecopy: 613-598-2514

with a copy to:

Export Development Canada

151 O’Connor Street

Ottawa, Ontario

Canada K1A 1K3

Attention: Asset Management/Covenants Officer

Telecopy: 613-598-3186

(E)	if to the U.S. Treasury, to:

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Attn: Chief Counsel, Office of Financial Stability

Telecopier: (202) 927-9225

E-mail: OFSChiefCounselNotices@do.treas.gov

with a copy to:

United States Department of Justice

86 Chambers Street, Third Floor

New York, NY 10007

Phone: (212) 637-2739

Telecopier: (212) 637-2730

Attn: David S. Jones

and

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Phone: (212) 504-6000

Attention: John Rapisardi and Doug Mintz

E-mail: john.rapisardi@cwt.com

E-mail: douglas.mintz@cwt.com

13.7. Headings. The headings contained in this Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Trust Agreement or of any term or provision hereof.

13.8. Plan. The terms of this Trust Agreement are intended to supplement the terms provided by the Plan and the Confirmation Order. To the extent that the terms of Sections 5.6 and 6.2 of the Plan are inconsistent with the terms set forth in this Trust Agreement with respect to the GUC Trust, then the terms of the Trust Agreement shall govern. All other provisions of the Plan shall supersede the provisions of this Trust Agreement, including Section 6.15 of the Plan, which provides that the restrictions set forth in paragraph 20 of the Final Order approving the DIP Credit Agreement (ECF No. 2529) shall continue to apply.

13.9. Ambiguities and Construction.

(a) This Trust Agreement is intended to create a “disputed ownership fund” within the meaning of Treasury Regulation section 1.468B-9 for U.S. federal and applicable state and local income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Trust Agreement may be amended to comply with such U.S. federal and applicable state and local income tax laws, which amendments may apply retroactively.

(b) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) “or” is not exclusive;

(iii) words in the singular include the plural, and in the plural include the singular;

(iv) the words “hereof,” “herein,” “hereunder” and similar words refer to this Trust Agreement as a whole and not to any particular provisions of this Trust Agreement and any subsection, Section, and Article references are to this Trust Agreement unless otherwise specified;

(v) any pronoun shall include the corresponding masculine, feminine and neuter forms; and

(vi) “including” means including without limitation.

13.10. Entire Trust Agreement. This Trust Agreement contains the entire agreement between the parties and supersedes all prior and contemporaneous agreements or understandings between the parties with respect to the subject matter hereof.

13.11. Cooperation. The Debtors shall turn over or otherwise make available to the GUC Trust Administrator at no cost to the GUC Trust or the GUC Trust Administrator, all books and records reasonably required by the GUC Trust Administrator to carry out its duties hereunder, and agree to otherwise reasonably cooperate with the GUC Trust Administrator in carrying out its duties hereunder, subject to the obligation to preserve the confidential nature of the Debtors’ books and records, as provided in Section 13.12.

13.12. Confidentiality. The GUC Trust Administrator and the GUC Trust Monitor, and their respective employees, members, agents, professionals and advisors, including the Trust Professionals (each a “Confidential Party” and collectively the “Confidential Parties”) shall hold strictly confidential and not use for personal gain any material, non-public information of which they have become aware in their capacity as a Confidential Party, of or pertaining to any Debtor to which any of the GUC Trust Assets relates or which is otherwise received from the Debtors by the GUC Trust; provided, however, that such information may be disclosed if:

(i) it is now or in the future becomes generally available to the public other than as a result of a disclosure by the Confidential Parties; or

(ii) such disclosure is required of the Confidential Parties pursuant to legal process, including subpoena or other court order or other applicable laws or regulations.

In the event that any Confidential Party is requested to divulge confidential information pursuant to clause (ii), such Confidential Party shall promptly, in advance of making such disclosure, provide reasonable notice of such required disclosure to the GUC Trust Administrator (or the

GUC Trust Monitor in case the GUC Trust Administrator is the disclosing party) to allow sufficient time to object to or prevent such disclosure through judicial or other means and shall cooperate reasonably with the GUC Trust Administrator (or the GUC Trust Monitor, as applicable) in making any such objection, including but not limited to appearing in any judicial or administrative proceeding in support of any objection to such disclosure.

13.13. Amendment and Waiver.

(a) The GUC Trust Administrator, with the approval of the GUC Trust Monitor, may amend or supplement this Trust Agreement without notice to or consent of the Bankruptcy Court or any GUC Trust Beneficiary for the purpose of (x) curing any ambiguity, omission, inconsistency or correcting or supplementing any defective provision; (y) evidencing and providing for the acceptance of the appointment of a successor GUC Trust Administrator or GUC Trust Monitor; or (z) making any other changes to this Trust Agreement that do not adversely affect the interests of the GUC Trust Beneficiaries or the DIP Lenders in any material respect.

(b) The GUC Trust Administrator may amend or supplement this Trust Agreement for any other purpose, but only on petition to, and with the approval of, the Bankruptcy Court; provided that (x) no amendment or supplement to this Trust Agreement shall be inconsistent with the purpose and intent of the GUC Trust to dispose of in an expeditious but orderly manner the GUC Trust Assets in accordance with the terms of the Plan, the Confirmation Order and this Trust Agreement, and (y) this Trust Agreement shall not be amended in a manner that is inconsistent with the Plan in the form confirmed by the Bankruptcy Court, subject to any post-confirmation modifications to the Plan pursuant to Section 1127 of the Bankruptcy Code, or with the Confirmation Order.

(c) Any amendment to this Trust Agreement shall be posted on the website contemplated by Section 6.2(a).

(d) The GUC Trust Administrator may not amend Sections 2.6(a), (b), (c), (d), (e) & (f), 6.4, 8.3, or 13.8 without the written consent of the DIP Lenders.

(e) The GUC Trust Administrator shall file any amendment to the Certificate of Trust with the Secretary of State as may be required or permitted by the Delaware Act.

13.14. Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. A facsimile or portable document file (PDF) signature of any party shall be considered to have the same binding legal effect as an original signature.

[Remainder of Page Blank — Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Trust Agreement or caused this Trust Agreement to be duly executed by their respective officers, representatives or agents, effective as of the date first above written.

WILMINGTON TRUST COMPANY, as GUC Trust Administrator and trustee

By:
Name:
Title:

– and –

FTI CONSULTING, INC., as GUC Trust Monitor

By:
Name:
Title:

[Signature Page to Motors Liquidation Company GUC Trust Agreement]

Exhibit A-1

Motors Liquidation Company

GUC Trust Agreement

Hypothetical Distribution to a Holder of

an Initial Allowed General Unsecured Claim1

Assumptions:

Number of shares of New GM Common Stock available for distribution on the Effective Date (GI):[2]	150,000,000
Number of New GM $10.00 Warrants available for distribution on the Effective Date (GI):	136,363,636
Number of New GM $18.33 Warrants available for distribution on the Effective Date (GI):	136,363,636
Total Allowed Amount (sum of Initial Allowed General Unsecured Claims) as of the Initial Distribution Record Date:	$32,000,000,000
Aggregate Maximum Amount on the Initial Distribution Record Date (sum of the Maximum Amounts of all Disputed General Unsecured Claims, Unresolved Term Loan Avoidance Action Claims and Unresolved Other Avoidance Action Claims):	$10,000,000,000
Current Total Amount (sum of the Initial General Unsecured Claims and Aggregate Maximum Amount) as of the Initial Distribution Record Date (CI):	$42,000,000,000
Unit Issuance Ratio:	1 Unit/$1,000 of Allowed Claim

Accordingly, a holder of an Initial Allowed General Unsecured Claim in the Amount of $1,000,000 (A) would receive:

Shares of New GM Common Stock	$1,000,000 ÷ $42,000,000,000 x 150,000,000 = 3,571 shares
New GM $10.00 Warrants	$1,000,000 ÷ $42,000,000,000 x 136,363,636 = warrants to acquire 3,247 shares
New GM $18.33 Warrants	$1,000,000 ÷ $42,000,000,000 x 136,363,636 = warrants to acquire 3,247 shares
Units	1,000 Units

[1]	This illustration is purely hypothetical, uses hypothetical numbers for the amounts of allowed/disputed claims, and is not representative of the actual dollar amounts of claims in any respect.
[2]	If the total claims pool exceeds $35 billion and the GUC Trust receives Additional Securities, such Additional Securities will be distributed as provided in Sections 5.3 and 5.4 of the Agreement.

A1-1

Exhibit A-2

Motors Liquidation Company

GUC Trust Agreement

Hypothetical Distribution to a Holder of

a Resolved Allowed General Unsecured Claim1

As of the end of the first calendar quarter:

Assumptions:

Total Amount of Resolved Allowed General Unsecured Claims:
Amount of Resolved Allowed General Unsecured Claims as of the Initial Distribution Record Date:	$0
Amount of Resolved Allowed General Unsecured Claims which are Allowed since the Initial Distribution Record Date:	$2,000,000,000
Total:	$2,000,000,000
Amount of General Unsecured Claims disallowed since the Initial Distribution Record Date:	$500,000,000
Aggregate Maximum Amount (sum of the Maximum Amounts of all Disputed General Unsecured Claims, Unresolved Term Loan Avoidance Action Claims and Unresolved Other Avoidance Action Claims):	$7,500,000,000
Total Allowed Amount (sum of amounts all Initial Allowed General Unsecured Claims and all Resolved General Unsecured Claims):	$34,000,000,000
Current Total Amount (C) (Sum of the Total Allowed Amount and Aggregate Maximum Amount):	$41,500,000,000

[1]	This illustration is purely hypothetical, uses hypothetical numbers for the amounts of allowed/disputed claims, and is not representative of the actual dollar amounts of claims in any respect.

A2-1

Accordingly, pursuant to Section 5.3 of the GUC Trust Agreement, a holder of a Disputed Claim in the Amount of $2,000,000 that was Allowed in the amount of $1,000,000 (A) as of the end of the first calendar quarter would receive:

	Corresponding to the Distribution to the Holders of Initial Allowed Claims	Corresponding to the First Quarter Distribution to Holders of Units*	Total
Shares of New GM Common Stock	3,571 shares	43 shares	3,614 shares
New GM $10.00 Warrants	warrants to acquire 3,247 shares	warrants to acquire 39 shares	warrants to acquire 3,286 shares
New GM $18.33 Warrants	warrants to acquire 3,247 shares	warrants to acquire 39 shares	warrants to acquire 3,286 shares
Units	1,000 Units

*	See Exhibit A-3 for a calculation of the first quarter distribution of Excess GUC Distributable Assets to holders of Units.

A2-2

As of the end of the second calendar quarter:

Assumptions:

Total Amount of Resolved Allowed General Unsecured Claims:
Amount of Resolved Allowed General Unsecured Claims as of the end of the prior calendar quarter:	$2,000,000,000
Amount of Resolved Allowed General Unsecured Claims during the calendar quarter:	$1,000,000,000
Total:	$3,000,000,000
Amount of General Unsecured Claims disallowed as of the end of the calendar quarter:
Amount of Claims disallowed as of the end of the prior calendar quarter:	$500,000,000
Amount of Claims disallowed during the calendar quarter (L):	$700,000,000
Total	$1,200,000,000
Aggregate Maximum Amount at the time:	$5,800,000,000
Total Allowed Amount (sum of Initial Allowed General Unsecured Claims and Resolved Allowed General Unsecured Claims) (T)	$35,000,000,000
Current Total Amount (C):	$40,800,000,000

A2-3

Accordingly, pursuant to Section 5.3 of the GUC Trust Agreement, a holder of a Disputed Claim in the Amount of $2,000,000 that was Allowed in the amount of $1,000,000 (A) as of the end of the second calendar quarter would receive:

	Corresponding to the Distribution to the Holders of Initial Allowed Claims	Corresponding to the First Quarter Distribution to Holders of Units*	Corresponding to the Second Quarter Distribution to Holders of Units*	Total
Shares of New GM Common Stock	3,571 shares	43 shares	62 shares	3,676 shares
New GM $10.00 Warrants	warrants to acquire 3,247 shares	warrants to acquire 39 shares	warrants to acquire 56 shares	warrants to acquire 3,342 shares
New GM $18.33 Warrants	warrants to acquire 3,247 shares	warrants to acquire 39 shares	warrants to acquire 56 shares	warrants to acquire 3,342 shares
Units	1,000 Units

*	See Exhibit A-3 for a calculation of the first and second quarter distributions of Excess GUC Distributable Assets to holders of Units.

A2-4

Exhibit A-3

Motors Liquidation Company

GUC Trust Agreement

Hypothetical Distribution to a Holder of

a Unit from Excess GUC Trust Distributable Assets1

Assumptions:

As of the Effective Date:

Number of shares of New GM Common Stock available for distribution on the Effective Date (GI):[2]	150,000,000
Number of New GM $10.00 Warrants available for distribution on the Effective Date (GI):	136,363,636
Number of New GM $18.33 Warrants available for distribution on the Effective Date (GI):	136,363,636
Total Allowed Amount as of the Initial Distribution Record Date(sum of Initial Allowed General Unsecured Claims):	$32,000,000,000
Aggregate Maximum Amount (sum of Maximum amounts of Disputed General Unsecured Claims, Unresolved Term Loan Avoidance Action Claims, and Unresolved Other Avoidance Action Claims):	$10,000,000,000
Current Total Amount (sum of Total Allowed Amount and Aggregate Maximum Amount):	$42,000,000,000
Unit Issuance Ratio:	1 Unit/$1,000 of Allowed Claim
Number of Units issuable:	42,000,000

[1]	This illustration is purely hypothetical, uses hypothetical numbers for the amounts of allowed/disputed claims, and is not representative of the actual dollar amounts of claims in any respect.
[2]	If the total claims pool exceeds $35 billion and the GUC Trust receives Additional Securities, such Additional Securities will be distributed as provided in Sections 5.3 and 5.4 of the Agreement.

A3-1

First Distribution Date

As of the end of the first calendar quarter:

Total Amount of Resolved Allowed General Unsecured Claims:
Amount of Resolved Allowed General Unsecured Claims as of the Initial Distribution Record Date:	$0
Amount of Resolved Allowed General Unsecured Claims since the Initial Distribution Record Date:	$2,000,000,000
Total	$2,000,000,000
Amount of General Unsecured Claims disallowed since the Initial Distribution Record Date (L):	$500,000,000
Aggregate Maximum Amount (sum of Maximum amounts of Disputed General Unsecured Claims, Unresolved Term Loan Avoidance Action Claims, and Unresolved Other Avoidance Action Claims):	$7,500,000,000
Total Allowed Amount (sum of Initial Allowed General Unsecured Claims and Resolved Allowed General Unsecured Claims) (T):	$34,000,000,000
Current Total Amount (C):	$41,500,000,000
Number of Units outstanding as of Effective Date	32,000,000
UO (total number of Units outstanding, including Units distributed, or to be distributed to holders of Resolved Allowed General Unsecured Claims during the calendar quarter)	34,000,000
H (Protective Holdback and other deductions)[3]	0
GX shares = (GI – H) * [T/C – T/(C +L)] GX warrants = (GI – H) * [T/C – T/(C +L)]	1,462,995 1,329,995

[3]	Ignoring for these purposes the initial Taxes on Distribution Holdback and Reporting and Transfer Holdback.

A3-2

Calculations:

Distributions to Holders of Units

Shares of New GM Common Stock	In respect of 34,000,000 Units: 1,462,995 shares: On a 1,000 Unit basis: 1,000 ÷ 34,000,000 x 1,462,995 = 43 shares

New GM $10.00 Warrants	In respect of 34,000,000 Units: warrants to acquire 1,329,995 shares On a 1,000 Unit basis: 1,000 ÷ 34,000,000 x 1,329,995= warrants to acquire 39 shares

New GM $18.33 Warrants	In respect of 34,000,000 Units: warrants to acquire 1,329,995 shares On a 1,000 Unit basis: 1,000 ÷ 34,000,000 x 1,329,995= warrants to acquire 39 shares

A3-3

Second Distribution Date

As of the End of the second calendar quarter

Total Amount of Resolved Allowed General Unsecured Claims as of the end of the calendar quarter:
Amount of Resolved Allowed General Unsecured Claims as of the end of the prior calendar quarter:	$2,000,000,000
Amount of Resolved Allowed General Unsecured Claims during the calendar quarter:	$1,000,000,000
Total	$3,000,000,000
Amount of General Unsecured Claims disallowed as of the end of the calendar quarter:
Amount of Claims disallowed as of the end of the prior calendar quarter:	$500,000,000
Amount of Claims disallowed during the calendar quarter (L):	$700,000,000
Total	$1,200,000,000
Aggregate Maximum Amount at the time:	$5,800,000,000
Total Allowed Amount (sum of Initial Allowed General Unsecured Claims and Resolved Allowed General Unsecured Claims) (T)	$35,000,000,000
Current Total Amount (C):	$40,800,000,000
Total number of Units outstanding at the end of the prior quarter	34,000,000
UO (total number of Units outstanding, including Units distributed, or to be distributed to holders of Resolved Allowed General Unsecured Claims during the calendar quarter)	35,000,000
H (Protective Holdback and other deductions)[4]	0
GX shares = (GI – H) * [T/C – T/(C +L)]	2,170,446
GX warrants = (GI – H) * [T/C – T/(C +L)]	1,973,133

[4]	Ignoring for these purposes the initial Taxes on Distribution Holdback and Reporting and Transfer Holdback.

A3-4

Distributions to Holders of Units

Shares of New GM Common Stock	In respect of 35,000,000 Units: 2,170,446 shares On a 1,000 Unit basis: 1,000 ÷ 35,000,000 x 2,170,446 = 62 shares

New GM $10.00 Warrants	In respect of 35,000,000 Units: warrants to acquire 1,973,133 shares On a 1,000 Unit basis: 1,000 ÷ 35,000,000 x 1,973,133= warrants to acquire 56 shares

New GM $18.33 Warrants	In respect of 35,000,000 Units: warrants to acquire 1,973,133 shares On a 1,000 Unit basis: 1,000 ÷ 35,000,000 x 1,973,133= warrants to acquire 56 shares

A3-5

Exhibit B

WILMINGTON TRUST COMPANY

as Trust Administrator and Trustee for the

MOTORS LIQUIDATION COMPANY GUC TRUST

March     , 2011

To the Holders of Allowed Class 3 General Unsecured Claims of Motors Liquidation Company (f/k/a General Motors Corporation):

Wilmington Trust Company has been selected as the Trust Administrator and Trustee for the Motors Liquidation Company GUC Trust that will make distributions to holders of Allowed Class 3 General Unsecured Claims under the Second Amended Joint Chapter 11 Plan of Motors Liquidation Company et al. (f/k/a General Motors Corporation).1 In that capacity, Wilmington Trust Company will be making distributions to these holders (subject to the following paragraph), which distributions will consist of common stock of General Motors Company, warrants to purchase General Motors Company common stock, and trust units representing the contingent right to receive additional General Motors Company common stock and warrants.

The Amended Joint Chapter 11 Plan of Motors Liquidation Company et al. (f/k/a General Motors Corporation) has not yet become effective. As a prerequisite to your receipt of the stock, warrants and units described in this letter, the Plan must become effective and other conditions described in the order confirming the Plan must be fully satisfied.2 In order to receive your stock, warrants and units on or about the first distribution date, you must provide the information requested in this letter so that it is actually received by the Trust Administrator by 5:00 p.m. (Eastern) on April 15, 2011. If you do not provide the information requested in this letter so that it is actually received by 5:00 p.m. (Eastern) on April 15, 2011, or if the Trust Administrator determines, in its sole discretion, that the information you have sent is incomplete or illegible, you will not receive your stock, warrants and units until, at the earliest, the next distribution date (which may not occur until July 2011).

Listed on the accompanying Schedule A is your name as it appears on the records of the Trust, the identification number that has been assigned to you and the amount of your Allowed Class 3 General Unsecured Claim. In order to receive the General Motors Company common stock and warrants and the trust units attributable to your Allowed Class 3 General Unsecured Claim, please review Schedule A and then continue with the steps below.

[1]	On March 29, 2011, the United States Bankruptcy Court for the Southern District of New York entered an order confirming the Second Amended Joint Chapter 11 Plan dated March 18, 2011, of Motors Liquidation Company et al (f/k/a General Motors Corporation).
[2]	If the Plan does not become effective and/or the other conditions described in the order confirming the Plan are not satisfied, you may not be entitled to receive all or a portion of the stock, warrants and units described in this letter.

Step 1

If claimant is a U.S. person, you must provide the Trust Administrator with your social security number or other taxpayer identification number. Accordingly, please fill out the attached Form W-9 Request for Taxpayer Identification Number and Certification.

If claimant is not a U.S. person, instead please fill out the attached Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding (or other applicable Form W-8).

Step 2

You must designate a broker, bank or other financial institution with which you maintain a securities account to receive your General Motors Company common stock and warrants and your trust units on your behalf. You will not receive any distribution from the Motors Liquidation Company GUC Trust unless and until you designate a broker in accordance with the instructions below.

If you DO have a securities account with a broker, bank or other financial institution. If you currently have a securities account with a broker, bank or other financial institution, you must provide the name and contact information of that broker, bank or other financial institution to the Trust Administrator on the attached Schedule A.

If you DO NOT have a securities account with a broker, bank or other financial institution. If you do not currently have a securities account with a broker, bank or other financial institution, you must open such an account before you can receive your General Motors Company common stock and warrants and your trust units. We have listed below certain brokerage firms that are prepared to assist you in opening a securities account. You are not limited to these firms, and may select any broker, bank or other financial institution authorized to maintain a securities account on your behalf. Once you have opened a securities account, you must provide the name and contact information of that broker, bank or other financial institution to the Trust Administrator on the attached Schedule A.

Step 3

Send (i) the fully completed Form W-9 or Form W-8BEN (or other applicable Form W-8) and (ii) the fully completed Schedule A to the Trust Administrator either via facsimile to (602) 296-1935 or via email to mlcguctrust@wilmingtontrust.com. If the Trust Administrator determines, in its sole discretion, that the information you have sent is incomplete or illegible, your submission may be rejected by the Trust Administrator, and you may not receive your stock, warrants and units until, at the earliest, the next distribution date (which may not occur until July 2011). The information you provide, including your social security or taxpayer identification number, will be held on a confidential basis. The Trust Administrator will then provide further instructions to you and/or your broker, bank or other financial institution.

If you are entitled to receive a distribution of stock, warrants and units but the Trust Administrator is unable to transfer such stock, warrants and units to a securities account of yours, the Trust Administrator will under certain circumstances distribute these assets to you by transferring them to an account where they will be held on your behalf. Once you have completed the actions described in this letter, and all other required conditions for transferring the stock, warrants and units to your securities account have been satisfied, the Trust Administrator will transfer the securities from that account to your securities account.

If you do not take the actions required by this letter and any further instructions provided by the Trust Administrator, you could forfeit your interests in the stock, warrants and units to which you would otherwise be entitled.

Receipt of the stock, warrants and units may have tax consequence for you, and you are encouraged to consult with your tax advisor.

If you have any questions about your distribution, or for more information, you may contact the Trust Administrator by calling the following number: (866) 521-0079. You may also write to the Trust Administrator at:

Motors Liquidation Company GUC Trust

C/O Wilmington Trust Company, as Trust Administrator

Wilmington Trust Company

Rodney Square North

1110 North Market Street

Wilmington, Delaware, 19890-1615

Sincerely,

WILMINGTON TRUST COMPANY, as Trust Administrator and Trustee of the Motors Liquidation Company GUC Trust

For your convenience, we provide below contact information for brokerage firms that have indicated their willingness to assist you in opening a securities account. In addition, there may be numerous other brokers, banks and other financial institutions prepared to act in this capacity. The fact that a brokerage firm is listed below is in no way an endorsement or recommendation of that firm by the Trust Administrator. Before choosing a broker, bank or other financial institution to maintain a securities account on your behalf, you should consider, among other things, any fees that the institution may charge for its services. You may also wish to consult with a financial advisor, attorney or other professional before opening a securities account.

• M&T Securities, Inc. (877) 405-1791	• Morgan Stanley Smith Barney (800) 780-0718

SCHEDULE A

CLAIM NUMBER:              [PRE POPULATED]

CLAIMANT NAME:              [PRE POPULATED]

ALLOWED CLASS 3 GENERAL UNSECURED CLAIM: $            [PRE POPULATED]

BROKER, BANK OR FINANCIAL INSTITUTION INFORMATION

COMPANY NAME:

CONTACT NAME:

CONTACT PHONE:

CONTACT EMAIL:

This form must be completed and returned to the Trust Administrator with a completed Form W-9 or Form W-8BEN (or other applicable Form W-8) via facsimile to (610) 296-1935 or via email to mlcguctrust@wilmingtontrust.com.

Exhibit C

Accounts not in the name of the GUC Trust:

External Distribution Account

Securities Accounts in the name of the GUC Trust:

GUC Trust Securities Assets Sub Account

Undistributable Claims Distribution Sub Account

Returned Distributions Claim Sub Account

Cash Accounts in the name of the GUC Trust:

GUC Trust Distributable Cash Sub Account

Wind-Down Budget Cash Sub Account

Trust Professional Holdback Sub Account

Indenture Trustee/Fiscal and Paying Agent Reserve Sub Account

Reporting and Transfer Holdback Sub Account

Additional Holdback Sub Account

Protective Holdback Sub Account

Taxes on Distribution Holdback Sub Account

Liquidation of Governmental Unit Claims Sub Account

C-1

Exhibit D

Cash Accounts in the name of the GUC Trust:

Residual Wind-Down Assets Sub Account

D-1

Exhibit E

FORM OF

CERTIFICATE OF TRUST

OF

MOTORS LIQUIDATION COMPANY GUC TRUST

THIS Certificate of Trust of Motors Liquidation Company GUC Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is Motors Liquidation Company GUC Trust.

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, Attn: Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trust administrator and trustee

By:
Name: Title:

E-1